CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Ordinary Shares, €0.001 par value	$1,035,000,008	$120,267
Total	$1,035,000,008	$120,267

(1)	The filing fee of $120,267 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-200387

Prospectus Supplement

(To Prospectus dated November 20, 2014)

5,921,053 Ordinary Shares

Perrigo Company plc

Perrigo Company plc, a public limited company incorporated under the laws of Ireland, is offering for sale

5,921,053 ordinary shares pursuant to this prospectus supplement and the accompanying prospectus. The underwriters may also purchase up to an additional 888,157 ordinary shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement. Our ordinary shares are quoted on The New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO”. On November 19, 2014, the last sale price of our ordinary shares as reported on The New York Stock Exchange was $158.81 per ordinary share.

This offering is part of the financing for our proposed acquisition (the “Acquisition”) of 685,348,257 shares of Omega Pharma Invest N.V., a limited liability company incorporated under the laws of Belgium (“Omega”) for cash and our ordinary shares. The shares represent 95.77% of the issued and outstanding share capital of Omega. Omega will hold the remaining shares as treasury shares. Upon consummation of the Acquisition, Omega and its subsidiaries will become our direct or indirect subsidiaries.

We will use the net proceeds from this offering, together with cash on hand, the net proceeds from borrowings under a New Term Loan Facility (as defined herein) and/or proceeds of other potential financing sources (which we expect to include additional long-term debt of us and/or one of our subsidiaries), to fund the cash purchase price of the Acquisition and repay or refinance certain outstanding indebtedness of us and/or Omega. To the extent the net proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility (as defined herein) in the amount of the shortfall. If the Share Purchase Agreement (as defined herein) is terminated or the Acquisition is not consummated for any other reason, we intend to use the net proceeds of this offering for general corporate purposes.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per ordinary share	Total

Public offering price	$152.00	$900,000,056
Underwriting discount	$4.94	$29,250,001
Proceeds, before expenses, to us	$147.06	$870,750,054

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares on or about November 26, 2014.

Joint book-running managers

J.P. Morgan	Barclays
BofA Merrill Lynch

Co-managers

HSBC	Wells Fargo Securities

Credit Suisse	Citigroup	Mizuho Securities	Oppenheimer & Co.

Fifth Third Securities	Piper Jaffray	PNC Capital Markets LLC	Santander	SMBC Nikko

November 20, 2014

Prospectus supplement

Prospectus

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About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information” on page s-iii of this prospectus supplement.

Our fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. An extra week is required approximately every six years in order to re-align our fiscal reporting dates with the actual calendar months. Fiscal years 2014 and 2013 were comprised of 52 weeks and ended on June 28, 2014 and June 29, 2013, respectively. Fiscal year 2012 was a 53-week period and ended on June 30, 2012.

Currency amounts in this prospectus supplement are stated in U.S. dollars, unless otherwise indicated.

This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, “Perrigo,” “the Company,” “we,” “us,” “our” and similar terms refer to Perrigo Company plc (formerly known as Perrigo Company Limited, and prior thereto, Blisfont Limited), a public limited company incorporated under the laws of Ireland, and its consolidated subsidiaries.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Non-GAAP financial measures

We refer to the terms EBITDA and Adjusted EBITDA (each as defined in “Summary—Summary consolidated financial data”) in various places in this prospectus supplement. These are supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of our financial performance or liquidity under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA and the ratios related thereto. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation, with equal or greater prominence, of the most directly comparable financial measure calculated and presented in accordance with GAAP;

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•	a reconciliation of the differences between the non-GAAP measure and the most comparable financial measure calculated and presented in accordance with GAAP;

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a statement disclosing the reasons a company’s management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding a company’s financial condition and results of operations; and

•	to the extent material, a statement disclosing the additional purposes, if any, for which a company’s management uses the non-GAAP financial measure.

The rules prohibit the following, among other things, in filings with the SEC:

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exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from non-GAAP liquidity measures;

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adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years; and

•	presentation of non-GAAP financial measures on the face of any pro forma financial information.

Where you can find more information

We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet website, www.sec.gov, or at the office of the New York Stock Exchange, on which our ordinary shares are listed. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000 or visit the New York Stock Exchange website, www.nyse.com. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Attention: Secretary, Perrigo Company, 515 Eastern Avenue, Allegan, Michigan 49010, (269) 673-8451; or at our Internet website.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K, Form 10-Q, Form 10-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website as listed above.

The following documents, which have been filed with the SEC by us, are hereby incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended June 28, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended September 27, 2014;

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•	Proxy Statement on Schedule 14A filed with the SEC on October 1, 2014; and

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Current Reports on Form 8-K (not including portions thereof furnished under Item 2.02 or Item 7.01 and exhibits related thereto) filed on December 19, 2013, August 15, 2014 (except for the information filed pursuant to Item 9.01(b) and the filed exhibits relating to that information), November 6, 2014, November 12, 2014 (the first Form 8-K), November 12, 2014 (the second Form 8-K), November 20, 2014 (the first Form 8-K), November 20, 2014 (the second Form 8-K), November 20, 2014 (the third Form 8-K) and November 20, 2014 (the fourth Form 8-K).

Also, all documents filed by us with the SEC under File No. 001-36353 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus supplement and prior to termination of the offering to which this prospectus supplement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, copies of any document incorporated by reference into this prospectus supplement, excluding exhibits, other than those that are specifically incorporated by reference in this prospectus supplement. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Perrigo Company plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

+353-1-7094000

Information on our website is not part of this prospectus supplement, and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or has been expressly incorporated by reference into this prospectus supplement.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompany prospectus and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act” and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. One should carefully evaluate such forward-looking statements in light of factors, including risk factors, described under “Risk Factors” below and in the documents incorporated herein by reference in which we discuss in more detail

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various important factors that could cause actual results to differ from expected or historic results. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Summary

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in our ordinary shares. For a more complete discussion of the information you should consider before investing in our ordinary shares, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Our company

We develop, manufacture and distribute over-the-counter (“OTC”) and generic prescription (“Rx”) pharmaceuticals, nutritional products and active pharmaceutical ingredients (“API”), and have a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). We are the world’s largest manufacturer of OTC healthcare products for the store brand market. Our mission is to offer uncompromised “Quality Affordable Healthcare Products®”, and we do so across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

We have five reportable segments, aligned primarily by type of product: Consumer Healthcare, Nutritionals, Rx Pharmaceuticals, API and Specialty Sciences.

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Consumer Healthcare:    The Consumer Healthcare segment is the world’s largest store brand manufacturer of OTC pharmaceutical products. This reportable segment markets a broad line of products that are comparable in quality and effectiveness to national brand products. Major product categories include analgesics, cough/cold/allergy/sinus, gastrointestinal, smoking cessation and animal health and secondary product categories include feminine hygiene, diabetes care and dermatological care.

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Nutritionals:    The Nutritionals segment develops, manufactures, markets and distributes store brand infant and toddler formula products, infant and toddler foods, vitamin, mineral and dietary supplement products to retailers, distributors and consumers primarily in the U.S., Canada, Mexico and China. Similar to the Consumer Healthcare segment, this business markets store brand products that are comparable in quality and formulation to the national brand products.

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Rx Pharmaceuticals:    The Rx Pharmaceuticals segment develops, manufactures and markets a portfolio of generic prescription (“Rx”) drugs primarily for the U.S. market. We define this portfolio as predominantly “extended topical” and “specialty” as it encompasses a broad array of topical dosage forms such as creams, ointments, lotions, gels, shampoos, foams, suppositories, sprays, liquids, suspensions, solutions and powders. The portfolio also includes select controlled substances, injectables, hormones, oral solid dosage forms and oral liquid formulations. The strategy in the Rx Pharmaceuticals segment is to be the first to market with those new products that are exposed to less competition because they have formulations that are more difficult and costly to develop and launch (e.g., extended topicals, specialty solutions or products containing controlled substances). In addition, the Rx Pharmaceuticals segment offers OTC products through the prescription channel (referred to as “ORx®” marketing). ORx® products are OTC products available for pharmacy fulfillment and healthcare reimbursement when prescribed by a physician. We offer over 100 ORx® products that are reimbursable through many health plans and Medicaid and Medicare programs.

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API:    We develop, manufacture and market API used worldwide by the generic drug industry and branded pharmaceutical companies. Certain of these ingredients are used in our own pharmaceutical products. The API business identifies APIs that will be critical to our pharmaceutical customers’ future product launches and then works closely with these customers on the development processes.

•	Specialty sciences: This segment is comprised of assets focused primarily on the treatment of Multiple Sclerosis (Tysabri®).

In addition, we have an Other category that consists of the Israel Pharmaceutical and Diagnostic Products operating segment, which does not individually meet the quantitative thresholds required to be a separately reportable segment for SEC reporting purposes. Our segment structure is consistent with the way our management makes operating decisions, allocates resources and manages the growth and profitability of our business.

Perrigo Company plc was incorporated under the laws of Ireland on June 28, 2013, and became the successor registrant of Perrigo Company on December 18, 2013 in connection with the consummation of the acquisition of Elan Corporation, plc (“Elan”). Our principal executive offices are located at the Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, and our administrative offices are located at 515 Eastern Avenue, Allegan, MI. Our telephone number is +353 1 709400. Our website address is www.perrigo.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Omega

Omega, headquartered in Nazareth, Belgium, is one of the largest OTC healthcare companies in Europe. Omega owns many leading cough & cold, skincare, pain relief, weight management and gastrointestinal treatment brands, among its portfolio of roughly 5,000 SKUs. Omega has operations in 35 countries across Europe and select emerging growth economies. See “—Summary historical financial data of Omega” and “The Transactions—Omega.”

The transactions

The acquisition

On November 6, 2014, we entered into an Agreement for the Sale and Purchase of 685,348,257 Shares of Omega (the “Share Purchase Agreement”) with Alychlo NV (“Alychlo”) and Holdco I BE NV (“Holdco” and, together with Alychlo, the “Sellers”), limited liability companies incorporated under the laws of Belgium, pursuant to which we have, upon the terms and subject to conditions in the Share Purchase Agreement, agreed to purchase (the “Acquisition”) from the Sellers 685,348,257 shares (the “Omega Shares”) of Omega, representing 95.77% of the issued and outstanding share capital of Omega. The remaining shares of Omega will be held by Omega as treasury shares.

In consideration for the Omega Shares, we will pay the Sellers EUR 1.85 billion in cash (the “Cash Consideration”) and issue to Alychlo 5,397,711 of our ordinary shares (the “Non-Cash Consideration” and, together with the Cash Consideration, the “Acquisition Consideration”). We will also assume or repay all outstanding indebtedness of Omega and its subsidiaries, as described below. The ordinary shares comprising the Non-Cash Consideration will be subject to a lock-up agreement, and we have agreed to grant Alychlo registration rights in connection with the issuance of such ordinary shares. Under this agreement, Alchylo may require us to register all or part of the ordinary shares comprising the Non-Cash Consideration with the SEC under one or more registration statements, subject to certain limitations. The Acquisition Consideration will be increased by interest from September 30, 2014 until the completion date on an amount of EUR 2.48 billion starting at a rate of 5% per annum, subject to monthly increases as set forth in the Share Purchase Agreement.

The Cash Consideration will be financed by the net proceeds from this offering, borrowings under a New Term Loan Facility and/or proceeds of the other potential financing sources, which we expect to include additional long-term debt of us and/or one of our subsidiaries. To the extent the proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility in the amount of the shortfall.

The Sellers have agreed to indemnify us for certain losses, subject to certain limitations as set forth in the Share Purchase Agreement. The Sellers’ indemnification and other obligations to us under the Share Purchase Agreement will be secured up to EUR 248.0 million, in the form of an 15-month escrow of cash and shares and/or guarantee and comfort letters. See “The Transactions.”

In connection with the Acquisition, we will assume or repay all outstanding indebtedness of Omega and its subsidiaries, which included, as of the date of the Share Purchase Agreement, approximately (i) EUR 135 million of 5.1045% Senior Notes due 2023 and $20 million (after hedging arrangements, EUR 16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) EUR 300 million of 5.125% retail bonds due 2017, EUR 180 million of 4.500% retail bonds due 2017 and EUR 120 million of 5.000% retail bonds due 2019 and (iii) EUR 390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities (collectively the “Omega Indebtedness”). See “The Transactions.”

The Acquisition is conditioned upon certain closing conditions, including antitrust approval, no governmental restraints, accuracy of representations and warranties, compliance with covenants and no material adverse effect (as defined in the Share Purchase Agreement). We are obligated to use our best efforts to satisfy the antitrust approval condition as soon as reasonably practicable, including making any required divestitures. If we fail to use our best efforts to satisfy the antitrust approval condition or otherwise fail to comply with our completion obligations (as defined in the Share Purchase Agreement), the Sellers have the right to terminate the Share Purchase Agreement and receive a EUR 100 million termination fee. If antitrust approval is not obtained or any action is taken or indication is given by a governmental authority that antitrust approval will not be obtained by August 6, 2015, either we or the Sellers can terminate the Share Purchase Agreement. Subject to the closing conditions, the Acquisition is expected to be completed during the third quarter of our fiscal year 2015. However, there can be no assurance the Acquisition will be consummated.

Under the terms of the Share Purchase Agreement, Alychlo will be subject to a three-year non-compete in Europe and Belgium. Under the terms of the non-compete agreement with Mr. Coucke, attached as a schedule to the Share Purchase Agreement, Mr. Coucke, an affiliate of Alychlo, will be subject to a non-compete until the later of five years from the completion date of the Acquisition or three years after the date he ceases to be either an employee, service provider, consultant, manager or director of us or any of our subsidiaries, subject to certain exceptions. The Sellers will be subject to a two-year non-solicit agreement, subject to certain exceptions.

The Share Purchase Agreement also contains other customary representations, warranties, and covenants of the parties thereto.

The related financing transactions

On November 6, 2014, we entered into a Senior Unsecured 364-Day Bridge Facility Commitment Letter (the “Bridge Commitment Letter”) and a Senior Unsecured Credit Facilities Commitment Letter (the “Senior Commitment Letter” and, together with the Bridge Commitment Letter, the “Commitment Letters” and, the commitments thereunder, the “Commitments”) pursuant to which JPMorgan Chase Bank, N.A. and Barclays Bank PLC have committed to: (i) provide up to EUR 1.75 billion under a 364-day senior unsecured bridge loan facility (the “Bridge Loan Facility”); (ii) (x) solicit consents to amend the terms of our existing term loan credit agreement (the “Existing Term Loan Credit Agreement”) to permit the Acquisition, (y) replace the Existing Term Loan Credit Agreement with a backstop term loan facility permitting the Acquisition and otherwise containing the same terms and commitments as the Existing Term Loan Agreement, or (z) seek to arrange the replacement of the Existing Term Loan Credit Agreement with a new term loan credit agreement providing for increased commitments up to an aggregate principal amount of USD 300 million and EUR 800 million (any such amended, backstop, or new agreement, the “New Term Loan Facility”); and (iii) (x) solicit consents to amend the terms of our existing revolving credit agreement (the “Existing Revolving Credit Agreement”) to permit the Acquisition, (y) replace the Existing Revolving Credit Agreement with a backstop revolving facility permitting the Acquisition and otherwise containing the same terms and commitments as the Existing Revolving Credit Agreement, or (z) seek to arrange the replacement of the Existing Revolving Credit Agreement with a new revolving credit agreement providing for increased commitments up to an aggregate principal amount of USD 1 billion (any such amended, backstop, or new agreement, the “New Revolving Facility” and, together with the Bridge Loan Facility and the New Term Loan Facility, the “New Facilities”). The Commitments are subject to various conditions, including the absence of any material adverse effect with respect to Omega and its subsidiaries, taken as a whole, the negotiation of definitive documentation with respect to the New Facilities, and the other closing conditions set forth in the Commitment Letters.

On November 19, 2014, we entered into (i) an Amendment (the “Revolving Credit Agreement Amendment”) of our Existing Revolving Credit Agreement and (ii) an Amendment (the “Term Loan Credit Agreement Amendment” and, together with the Revolving Credit Agreement Amendment, the “Amendments”) to our Existing Term Loan Credit Agreement.

The Amendments amended the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement to, among other things, (i) release the guarantors of their guarantees under the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement and waive any applicable requirements to maintain the guarantees under the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement and (ii) permit the incurrence of new senior indebtedness in connection with the Acquisition, including to exclude the effect of such new senior indebtedness from the calculation of the financial covenants, in each case, so long as the proceeds of such new senior indebtedness is held in a segregated account and remain unused pending the consummation of the Acquisition.

The Amendments were subject to various conditions including the release of the guarantors from their guarantees of the Company’s existing senior notes and certain various representations, warranties, including no default or event of default under the Loan Documents (as defined in the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement), and bring-downs of the representations and warranties made by the Loan Parties (as defined in the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement) in the Loan Documents.

See “Use of proceeds” for more information regarding the financing of the Acquisition from the net proceeds of this offering and of the debt financing described above.

Recent developments

Our business for October continued certain trends present in the first fiscal quarter which included relatively lower year over year sales in certain product categories and adjustments in Rx pricing as well as limited new product launches. These trends were offset in part by strengths in other categories such as smoking cessation and international sales.

We cannot predict whether these trends will continue. You should read this information in conjunction with our audited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and our unaudited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2014, and the unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K.

The offering

Issuer	Perrigo Company plc

Ordinary shares offered by this prospectus supplement	5,921,053 ordinary shares (or 6,809,210 ordinary shares if the underwriters’ option to purchase additional ordinary shares is exercised in full).

Underwriter option	We have granted the underwriters a 30-day option to purchase up to 888,157 additional ordinary shares.

Ordinary shares to be outstanding immediately after this offering	139,888,851 ordinary shares (assuming no exercise of the underwriters option to purchase additional ordinary shares) and 140,777,008 ordinary shares (assuming the underwriters’ option to purchase additional ordinary shares is exercised in full).

Lock-up agreement	90-day period commencing on the date of this prospectus supplement for our directors and officers. See “Underwriting.”

Use of proceeds	We estimate that the net proceeds from the sale of our ordinary shares will be approximately $869.0 million or approximately $1.0 billion, if the underwriters exercise in full their option to purchase additional ordinary shares.

We will use the net proceeds from this offering, together with the net proceeds from borrowings under a New Term Loan Facility and/or proceeds of other potential financing sources (which we expect to include additional long-term debt of us and/or one of our subsidiaries) to fund the cash purchase price of the Acquisition and repay or refinance certain outstanding indebtedness of Perrigo and/or Omega. To the extent the net proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility in the amount of the shortfall. If the Share Purchase Agreement is terminated or the Acquisition is not consummated for any other reason, we intend to use the net proceeds of this offering for general corporate purposes, which may include capital expenditures, the repayment of debt, investment in subsidiaries, additions to working capital, the repurchase, redemption or retirement of our securities, acquisitions and other business opportunities. See “Use of proceeds.”

Listing	Our ordinary shares are listed on The New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO”.

Risk factors

You should consider carefully all the information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk factors” beginning on page S-13 of this prospectus supplement, the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2014, as well as the other information contained or incorporated herein by reference or incorporated by reference in the accompanying prospectus, before investing in our ordinary shares offered hereby.

Conflicts of interest	Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Wells Fargo Securities, LLC and PNC Capital Markets LLC may each receive more than 5% of the net proceeds of this offering in connection with the repayment of borrowings under our Existing Term Loan Credit Agreement. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because the ordinary shares have a bona fide public market, the appointment of a qualified independent underwriter is not necessary. See “Underwriting—Conflicts of interest.”

Summary consolidated financial data

Summary historical financial data of Perrigo

The following table sets forth summary historical financial data and summary pro forma condensed combined financial data of Perrigo and its consolidated subsidiaries at the dates and for the periods indicated. Perrigo derived (i) the summary historical financial data of Perrigo as of and for the fiscal years ended June 30, 2012 through June 28, 2014 from its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended June 28, 2014, which is incorporated herein by reference, (ii) the summary historical financial data of Perrigo as of and for the three months ended September 27, 2014 and September 28, 2013 from its unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 27, 2014, which is incorporated herein by reference, and (iii) the summary pro forma condensed combined financial data of Perrigo as of and for the three months ended September 27, 2014 and for the fiscal year ended June 28, 2014 from our Unaudited Pro Forma Condensed Consolidated Financial Statements included in our Form 8-K filed with the SEC on November 20, 2014 (the “Pro Forma 8-K”), which is incorporated herein by reference. The unaudited summary historical financial data have been prepared on a basis consistent with Perrigo’s audited financial statements. In the opinion of management, our unaudited summary consolidated financial data reflects all adjustments (consisting of normal recurring accruals and other adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of results of operations for a full fiscal year or any future period.

The summary pro forma financial data for the year ended June 28, 2014 gives effect to the Acquisition, this offering, borrowings under the Bridge Loan Facility and Perrigo’s acquisition of Elan (which was completed on December 18, 2013) as if each had occurred on June 30, 2013. The summary pro forma financial data for the three months ended September 27, 2014 gives effect to the Acquisition as if the Acquisition, this offering and borrowings under the Bridge Loan Facility had occurred on June 28, 2013.

Perrigo’s and Elan’s historical financial statements have been prepared in accordance with U.S. GAAP and reported in U.S. dollars. The historical financial data of Omega reflected in the pro forma condensed combined financial data was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and reported in Euro and adjusted for the identified preliminary differences between IFRS and U.S. GAAP and translated from the Euro amounts into U.S. dollars using the spot rate of $1.2685 to €1.00 as of September 30, 2014 the historical average exchange rate of $1.3266 to €1.00 for the three month period ending September 30, 2014 and the historical average exchange rate of $1.3566 to €1.00 for the period from July 1, 2013 to June 30, 2014. Actual amounts will vary from estimated pro forma amounts depending on several factors, including differences between our estimate of amounts drawn under our New Facilities and actual amounts drawn under our New Facilities, differences in outstanding shares due to the potential exercise of Perrigo and Omega stock options and the vesting of Perrigo ordinary shares and Omega share awards prior to the closing of the Acquisition and differences between our estimate of fees and expenses and actual fees and expenses upon the consummation of the Acquisition.

You should read the following tables in conjunction with our audited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and our unaudited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2014, and the unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K.

	Year ended			Pro forma year ended	Three months ended		Pro forma three months ended
(in millions of U.S. dollars)	6/28/2014	6/29/2013	6/30/2012	6/28/2014	9/27/2014	9/28/2013	9/27/2014
				(unaudited)		(unaudited)	(unaudited)
Statement of operations data
Net sales	$4,060.8	$3,539.8	$3,173.2	$5,851.6	$951.5	$933.4	$1,363.9
Cost of sales	(2,613.1)	(2,259.8)	(2,077.7)	3,541.7	(629.7)	(577.1)	813.6

Gross profit	1,447.7	1,280.0	1,095.5	2,309.9	321.8	356.3	550.3

Operating expenses
Distribution	(55.3)	(47.5)	(39.1)	(150.5)	(14.4)	(13.2)	(35.4)
Research and development	(152.5)	(115.2)	(105.8)	(232.7)	(36.6)	(32.3)	(47.8)
Selling and administration	(619.9)	(426.3)	(372.7)	(1,114.6)	(131.9)	(129.0)	(273.7)
Write-off of in-process research and development	(6.0)	(9.0)	—	(6.0)	—	—	—
Restructuring	(47.0)	(2.9)	(8.8)	(132.4)	(1.7)	(2.1)	(3.1)
Other operating (income) expense, net	—	—	—	(30.6)	—	—	2.2

Total	(880.7)	(600.9)	(526.4)	(1,666.8)	(184.6)	(176.6)	(357.8)

Operating income	567.0	679.1	569.2	643.1	137.2	179.7	192.5
Interest, net	103.5	65.8	60.7	191.5	25.9	21.4	42.5
Net loss on equity method investments	—	—	—	—	—	—	—
Net charge on debt retirement	—	—	—	—	—	—	—
Other expense (income), net	12.4	0.9	(3.5)	56.8	2.7	1.0	8.4
Losses on sales of investments	(12.7)	(4.7)	—	12.7	—	—	—
Losses on extinguishment of debt	(165.8)	—	—	—	—	—	—

Income before taxes	272.6	607.7	511.9	382.1	108.6	157.3	141.6
Income tax expense	67.3	165.8	119.0	176.0	12.3	45.9	3.5

Income from continuing operations	$205.3	$441.9	$393.0	$206.1	$96.3	$111.4	$138.1
Income from discontinued operations, net of tax	—	—	8.6	—	—	—	—

Net income	$205.3	$441.9	$401.6	$206.1	$96.3	$111.4	$138.1

Balance sheet data (at period end)
Cash, cash equivalents, and current portion of investment securities	$805.4	$779.9	$602.5		$913.1	$816.6	$198.8
Working capital, excluding cash and current portion of investment securities	670.8	707.6	540.7		703.0	807.1	184.8
Total assets	13,880.2	5,350.8	4,024.0		13,781.0	5,508.8	19,078.2
Long-term debt, less current portion	3,090.5	1,927.8	1,329.2		3,050.8	1,936.0	4,435.7
Total equity	8,693.7	2,332.6	1,852.6		8,716.7	2,469.9	10,414.2

Other financial data (1)
EBITDA	—	—	—	1,132.7	—	—	—
Adjusted EBITDA	—	—	—	1,327.0	—	—	—

(1)	We define EBITDA as net income (loss) from continuing operations before interest expense, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to exclude certain non-cash expenses and other adjustments of the type set forth in the table below. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as a substitute for analyzing results under GAAP.

We believe that EBITDA and Adjusted EBITDA can facilitate company to company comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA and Adjusted EBITDA are frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their operating activities and results. In addition, we believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about other items that we believe do not reflect our core operations and profitability. However, EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies, including those in our industry, due to the potential inconsistencies in the method of calculation.

EBITDA and Adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as substitutes for operating income, net income or cash flows from operating activities computed in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

The following table (unaudited) reconciles the differences between pro forma net income (loss) to pro forma EBITDA and Adjusted EBITDA.

(in millions of U.S. dollars)	Pro forma Year ended 6/28/2014
(unaudited)
Pro forma net income	$206.1
Interest, net	191.5
Income tax expense	176.0
Depreciation and amortization (a)	559.1

EBITDA	$1,132.7
Restructuring and severance (b)	146.2
Loss contingency accrual	15.0
Loss on sales of investments	12.7
Losses on equity method investments	8.6
Write-off of in-process research and development	6.0
Other net charges (c)	5.8

Adjusted EBITDA	$1,327.0

(a)	Includes $358.9 million of Perrigo, $62.4 million of Omega and $137.8 million of Elan.
(b)	Includes $47.0 million of Perrigo, $25.0 million of Omega and $74.2 million of Elan.
(c)	Relates to the following items of Perrigo: litigation settlements of $5.3 million, acquisition-related costs of $1.9 million, adjustments to contingent consideration of $1.1 million and a favorable escrow settlement of $2.5 million.

Summary historical financial data of Omega

The following table sets forth summary historical financial data of Omega and its consolidated subsidiaries at the dates and for the periods indicated. We derived (i) the summary historical financial data of Omega as of and for the fiscal year ended December 31, 2013 from its audited consolidated financial statements included in our Form 8-K filed with the SEC on November 20, 2014 (the “Omega 8-K”), which is incorporated herein by reference and (ii) the summary historical financial data of Omega as of and for the three months ended September 30, 2014 from its unaudited condensed consolidated financial statements included in the Omega 8-K, which is incorporated herein by reference. The historical financial data of Omega was prepared in accordance with IFRS and reported in Euro.

The unaudited summary historical financial data have been prepared on a basis consistent with Omega’s audited financial statements. In the opinion of Omega’s management, Omega’s unaudited summary consolidated financial data reflects all adjustments (consisting of normal recurring accruals and other adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of results of operations for a full fiscal year or any future period. You should read the following table in conjunction with Omega’s audited consolidated financial statements and related notes and Omega’s unaudited consolidated financial statements and related notes in our Omega 8-K.

	Year ended	Nine months ended	Nine months ended
(in millions of Euro)	12/31/2013	9/30/2014	9/30/2013
		(unaudited)	(unaudited)

Statement of operations data:
Net sales	€1,213.4	€960.7	€897.6
Cost of goods sold	(559.4)	(427.4)	(410.2)

Gross profit	654.0	533.3	487.4

Operating expenses
Distribution	(69.9)	(48.9)	(51.7)
Sales and Marketing	(348.4)	(268.5)	(260.2)
General Administration	(59.1)	(42.5)	(42.6)
Other operating income/expense, net	3.1	(3.8)	3.2
Non recurring expenses	(42.1)	11.1	(30.7)

Total	(516.4)	(352.6)	(382.0)

Operating profit	137.6	180.7	105.5
Finance income	4.6	3.0	3.3
Finance cost	(67.9)	(48.6)	(49.7)

Net Finance cost	(63.3)	(45.6)	(46.4)

Result before income tax	74.3	135.1	59.0
Income tax expense/benefit	(19.8)	(14.9)	(16.3)

Result after income tax	€54.5	€120.2	€42.7

Balance sheet data (at period end):
Cash and cash equivalents	€77.4	€21.6
Working capital, excluding cash and current portion of investment securities	5.0	149.3
Total assets	2,213.9	2,280.1
Long-term debt, less current portion	1,010.6	1,091.8
Total equity	626.8	700.9

Risk factors

An investment in our ordinary shares involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in our ordinary shares is suitable for you. You should also read and consider the risks associated with our business. The risks associated with our business can be found in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2014, each of which is incorporated by reference herein.

Risks relating to the acquisition

We may not be able to repay all of the outstanding Omega Indebtedness on or before the closing of the Acquisition, which may trigger early repayment rights under some or all of the outstanding Omega Indebtedness.

We cannot guarantee that we will be able to repay all outstanding Omega Indebtedness on or prior to the closing of the Acquisition. Certain agreements governing the Omega Indebtedness contain change of control and cross-default provisions that may be triggered in connection with the Acquisition. If the indebtedness related to such agreements is not repaid on or before the closing of the Acquisition or if we trigger a cross-default provision under such agreements, these agreements provide (i) an early redemption put right to the note holders requiring the applicable issuer to redeem certain of the notes at 100% of the principal amount thereof and certain of the notes at a premium to the principal amount, in each case plus accrued and unpaid interest, and/or (ii) lenders the right to terminate their commitments under Omega’s credit facilities and accelerate repayment of all indebtedness incurred thereunder. We cannot predict whether Omega’s lenders and/or note holders will exercise these acceleration and cross-default rights.

In addition, certain agreements governing the Omega Indebtedness do not provide the applicable issuer with prepayment rights in the event of a change of control. If the note holders party to such agreements refuse to allow early prepayment, we may not be able to extinguish that indebtedness in connection with the Acquisition. See “The transactions—Description of certain Omega indebtedness.”

Perrigo and Omega must obtain required approvals and governmental and regulatory consents to consummate the Acquisition, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the Acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits.

The Acquisition is subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of Perrigo and Omega shareholders and the relevant approvals under the antitrust laws of certain foreign countries under which filings or approvals are or may be required. The Share Purchase Agreement contemplates applicable approvals, including from the competition authorities of Germany, Poland, the United Kingdom (unless the Acquisition is referred to the European Commission in accordance with Article 4(5) of Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (the “EUMR”) or Article 22 of the EUMR), as well as the competition authorities of Russia and Ukraine. In addition, the Share Purchase Agreement requires us to accept all conditions, obligations or other requirements imposed or contained in any final decision of these competition authorities with a view to removing any impediment to the related condition in the Share Purchase Agreement. We cannot predict whether these competition authorities will approve the Acquisition or whether they may impose any conditions to approval. There can be no assurance the Acquisition will be consummated. If the Acquisition is not consummated, we intend to use the net proceeds for general corporate purposes. See “Use of proceeds.”

The Share Purchase Agreement contains provisions that could require Perrigo to pay Omega a termination fee.

Under the Share Purchase Agreement, if we are unable to satisfy certain closing conditions in connection with the Acquisition, Omega has the right to terminate the Share Purchase Agreement, and we could be required to pay Omega a termination fee equal to approximately EUR 100 million.

While the Acquisition is pending, Perrigo and Omega will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Acquisition on employees, customers and suppliers may have a material adverse effect on Perrigo and Omega. These uncertainties may impair Perrigo’s and Omega’s ability to attract, retain and motivate key personnel until the Acquisition is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Perrigo and Omega to seek to change existing business relationships with Perrigo and Omega. Employee retention may be particularly challenging during the pendency of the Acquisition because employees may experience uncertainty about their future roles with Perrigo. If, despite Perrigo’s and Omega’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Perrigo, our business could be seriously harmed.

We may not realize all of the anticipated benefits of the Acquisition or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the Acquisition will depend, to a large extent, on our ability to integrate the Perrigo and Omega businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of Perrigo and Omega. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of Perrigo and could adversely affect our business, financial condition and results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Perrigo with that of Omega;

•	difficulties in the integration of operations and systems; and

•	difficulties in managing the expanded operations of a significantly larger and more complex company.

Many of these factors will be outside of our control, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations. In addition, even if the operations of the businesses of us and Omega are integrated successfully, we may not realize the full benefits of the Acquisition, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of our business with Omega’s. All of these factors could cause dilution to our earnings per ordinary share, decrease or delay the expected accretive effect of the Acquisition, and negatively impact the price of our ordinary shares. As a result, the combination of our businesses with Omega’s businesses may not result in the realization of the full benefits anticipated from the Acquisition.

Risks relating to our ordinary shares

The price of our ordinary shares may fluctuate significantly, which may make it difficult for you to resell the ordinary shares owned by you at times or at prices you find attractive.

The price of our ordinary shares may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors may include those described under the heading “Risk factors” in our SEC filings (which are incorporated by reference in this prospectus supplement and the accompanying prospectus), a change in sentiment in the market regarding us or our business prospects or changes in the frequency or amount of dividends we pay or share repurchases we make. In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the price of our ordinary shares, notwithstanding our operating results. We expect that the market price of our ordinary shares will continue to fluctuate and there can be no assurances about the future market price for our ordinary shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our ordinary shares.

The issuance of any additional ordinary shares, preferred shares or convertible securities or the conversion or exchange of such securities, including shares given in connection with the Acquisition, could be substantially dilutive to holders of our ordinary shares. Holders of our ordinary shares currently have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our ordinary shares could decline as a result of issuances of our ordinary shares made after this offering or the perception that such issuances could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our ordinary shares and diluting their share holdings in us.

Offerings of debt, which would be senior to our ordinary shares upon liquidation, and/or preferred equity securities which may be senior to our ordinary shares for purposes of dividends or upon liquidation, may materially adversely affect the market price of our ordinary shares.

In addition to issuing additional ordinary shares, we may raise additional capital by issuing debt, such as medium-term notes, senior or subordinated notes, or by preferred shares. We intend to incur additional indebtedness to fund the Acquisition. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings may receive distributions of our available assets prior to the holders of our ordinary shares.

Our board of directors is authorized to issue one or more classes or series of preferred shares from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights, and preferences over our ordinary shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred shares in the future that have a preference over our ordinary shares with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred shares with voting rights that dilute the voting power of our ordinary shares, the rights of holders of our ordinary shares or the market price of our ordinary shares could be materially adversely affected.

Our ability to issue equity could be limited in the future.

Under Irish law, our authorized share capital can be increased by an ordinary resolution of our shareholders and the directors may issue new ordinary or preferred shares up to a maximum amount equal to the then authorized but unissued share capital, without additional shareholder approval. Additionally, subject to specified exceptions, Irish law grants statutory preemption rights to existing shareholders to subscribe for new issuances of ordinary shares for cash, but allows shareholders to authorize the waiver of the statutory preemption rights by way of special resolution with respect to any particular allotment of ordinary shares. Accordingly, our articles of association adopted in December 2013 contain, as permitted by Irish company law, a provision authorizing the board of directors to issue new ordinary shares for cash without offering preemption rights. The authorization of the board of directors to approve the issuance of ordinary shares and the authorization of the waiver of the statutory preemption rights must both be renewed by the shareholders at least every five years, and we cannot provide any assurance that these renewal authorizations will always be approved, which could limit our ability to issue equity and thereby may adversely affect the holders of our securities.

Perrigo will seek Irish High Court approval of the creation of additional distributable reserves. Perrigo expects this will be forthcoming but cannot guarantee this.

Under Irish law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of “distributable reserves.” The creation of distributable reserves of Perrigo by means of a reduction in capital requires the approval of the Irish High Court. In January 2014, the Irish High Court approved a capital reduction of $5.5 billion by way of a reduction of the share premium account of Perrigo and, at our recent annual meeting, our shareholders approved the creation of further distributable reserves by approving the reduction of some or all of the balance of our share premium account of approximately $14.4 billion. This additional capital reduction will require the approval of the Irish High Court which Perrigo intends to seek as soon as practicable. In seeking such court approval, Perrigo is not aware of any reason why the Irish High Court would not approve the creation of additional distributable reserves by means of a reduction in capital; however, the issuance of the required order is a matter for the discretion of the Irish High Court.

Risks relating to Omega

Our business has historically focused on the U.S. market, while Omega operates primarily in Europe. The success of our expansion in Europe as a result of the Acquisition will depend on a number of factors.

Historically, we have largely focused on the U.S. market. Omega operates primarily in European markets. After the Acquisition, our expansion in Europe could subject us to additional business, financial and competitive risks. Our success in the European markets in which Omega operates will depend on a number of factors, such as:

•	consistency and transparency of foreign tax systems, transfer pricing stability across jurisdictions and ability to reinvest earnings and cash as appropriate;

•	appropriate compliance with import or export licensing requirements;

•	compliance with differing regulatory and legal requirements, including tax laws, trade laws, labor, safety, local content and consumer protection regulations;

•	ability to adapt to changes in economic and political conditions; and

•	fluctuations in the value of foreign currencies and interest rates.

Many of these factors are beyond of our control, and any one of them could result in increased costs, decreased revenues and diversion of management’s time and energy, any or all of which could materially impact our business, financial condition and results of operations after the Acquisition.

Omega’s strategy is dependent upon its broad European commercial and regulatory network and OTC branded product sales. If the reputation of Omega or one or more of their brands erodes significantly, it could have a material impact on our combined financial results.

Omega’s reputation is the foundation of their relationships with key stakeholders and other counterparties, such as customers and suppliers. In addition, many of Omega’s brands have European recognition. This recognition is the result of the large investments they have made in their products over many years. The quality and safety of their products is critical to their business. If Omega is unable to effectively manage real or perceived issues, including concerns about safety, quality, efficacy or similar matters, sentiments toward Omega or their products could be negatively impacted; their ability to operate freely could be impaired and our combined financial results could suffer. Omega’s financial success is directly dependent on the success of their brands and the success of these brands can suffer if marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Our results could also be negatively impacted if one of Omega’s brands suffers a substantial impediment to its reputation due to a significant product recall, product-related litigation, allegations of product tampering or the distribution and sale of counterfeit products. Widespread use of social media and networking sites by consumers has greatly increased the speed and accessibility of information dissemination. Negative or inaccurate postings or comments about Omega could generate adverse publicity that could damage the reputation of their brands. In addition, given the association of individual products within the commercial network of Omega, an issue with one of their products could negatively affect the reputation of other products, or Omega as a whole, thereby potentially hurting results.

The uncertainties associated with the Acquisition may cause key personnel of Omega to leave.

In connection with the Acquisition, key employees of Omega may perceive uncertainty about their future role until strategies with regard to the combined business are fully executed. Any uncertainty may affect our ability to retain key management, sales, marketing, research and development, technical and financial personnel. The loss of key personnel may impede the achievement of our objectives with the Acquisition.

Political, economic and governmental instability in Russia and Ukraine could materially adversely affect our operations and financial results.

Political, ethnic, religious, historical and other differences have, on occasion, given rise to tensions within certain regions of Russia and Ukraine. Further, political and economic relations between the United States and Russia and Ukraine, two of the jurisdictions in which Omega operates, are complex. The current situation in Ukraine and Crimea, along with the response of the governments of Russia, the United States, member states of the European Union, the European Union itself and other nations to this situation, have the potential to materially adversely affect Omega’s operations in Russia and Ukraine. In connection with the current situation in Ukraine, the United States, the European Union and certain other states have imposed a broad array of sanctions against Russian and Crimean officials, Russian businesses and certain businessmen, including sectoral sanctions applicable to businesses operating in certain sectors of the economy, including energy and finance. Russia has responded with certain countermeasures, including limiting the import of certain goods from the United States and other countries. While we do not anticipate that the current sanctions will materially affect Omega’s business directly, if further sanctions are ordered by the European Union, the United States or other international interests, such sanctions may materially adversely affect Omega’s operations in Russia and the Ukraine.

Omega has not historically been subject to certain U.S. anti-corruption, anti-bribery and economic sanctions laws and regulations to which our business is subject. Therefore, we cannot be certain that Omega will be in compliance with all of the laws and regulations to which its operations will be subject immediately upon completion of the Acquisition. Any non-compliance after completion of the Acquisition could have a negative effect on our business operations, financial condition or results of operations.

Omega has operations, assets and/or makes sales throughout Europe and in other countries around the world and, following the completion of the Acquisition, will be subject to certain laws and regulations to which it is not currently subject. For example, the U.S. Foreign Corrupt Practices Act of 1977 and other similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from providing money or anything of value to officials of foreign governments, foreign political parties, or international organizations with the intent to obtain or retain business or seek a business advantage. The U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. State Department administer certain laws and regulations that impose penalties upon U.S. persons and, in some instances, non-U.S. entities, for conducting activities or transacting business with certain countries, governments, entities or individuals subject to such laws and regulations. Omega has sold products through distributors or other agents in certain countries, including Iran and Sudan, subject to U.S. sanctions laws that we believe account for less than €0.5 million of Omega’s net sales in the aggregate annually. Although we believe that Omega has conducted its business in compliance with applicable anti-corruption, anti-bribery and economic sanctions laws, the comparable U.S. laws and regulations to which Omega will be subject upon completion of the Acquisition may differ in certain ways. Therefore, we may determine that certain Omega sales or other activities that were permitted while Omega was an independent, non-U.S. company may no longer be permitted following completion of the Acquisition. If Omega fails to terminate any such sales or other activities prior to the consummation of the Acquisition or if Omega’s operations otherwise fail to comply with such laws and regulations immediately following the Acquisition, we could be subject to governmental investigations, legal or regulatory proceedings, substantial fines and/or other legal or equitable penalties. Any non-compliance after completion of the Acquisition could have a negative effect on our business operations, financial condition or results of operations.

Omega is subject to regulation by various governmental agencies for manufacturing, processing, formulation, packaging, labeling, testing, storing, distribution, advertising and sales. Changes to existing regulation and/or introduction of new regulation may materially adversely affect Omega’s operations and the conduct of its business.

Various governmental agencies regulate the manufacturing, processing, formulation, packaging, labeling, testing, storing, distribution, advertising and sale of Omega’s products. Changes to existing regulation and/or introduction of new regulation may materially adversely affect Omega’s operations and the conduct of its business. Should Omega or one of its third-party suppliers fail to comply with these laws and regulations it could result in fines, sanctions, increased costs of compliance or third party litigation, as well as damage to Omega’s brands and reputation.

Omega maintains several single-source supplier relationships. Unavailability or delivery delays of single-source supplier components or products could adversely affect Omega’s ability to ship the related product in a timely manner.

Omega maintains several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to regulatory, performance, quality, support, or price considerations. Unavailability or delivery delays of single-source components or products could adversely affect Omega’s ability to ship the related product in a timely manner. Omega also grows, cultivates and harvests raw materials for several naturally occurring products. Climate change and vulnerability of crops to attack by insects, pests, fungus and disease may affect raw material yields which could materially adversely affect Omega’s ability to supply the related products to customers.

Use of proceeds

We expect that the net proceeds from the sale of our ordinary shares will be approximately $869.0 million, or approximately $1,000.0 million if the underwriters exercise in full their option to purchase additional ordinary shares.

We will use the net proceeds from this offering, together with cash on hand, the proceeds from borrowings under a New Term Loan Facility and/or proceeds of other potential financing sources (which we expect to include additional long-term debt of us and/or one of our subsidiaries) to fund the cash purchase price of the Acquisition, repay or refinance certain outstanding indebtedness of Perrigo and/or Omega and pay related fees and expenses. To the extent the net proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility in the amount of the shortfall.

The following table summarizes the estimated sources and uses of proceeds in connection with the offering, the related financing transactions and the Acquisition, assuming the such transactions occurred on September 27, 2014. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Acquisition depending on several factors, including differences from our estimation of fees and expenses and other potential financing transactions. You should read the following together with the information included under the heading “The Transactions.”

Sources	Amount	Uses	Amount
	(in millions)		(in millions)
Cash on hand(1)	$918.9	Cash consideration for the Acquisition(4)	$2,307.0
Ordinary shares offered hereby(2)	900.0	Cash to balance sheet(5)	1,442.6
Senior Debt Financing(3)	2,914.8	Repayment of borrowings under Existing
		Term Loan Credit Agreement	895.0
		Estimated fees and expenses(6)	89.0

Total sources	$4,733.7	Total uses	$4,733.7

(1)	Includes $27.4 million of cash on hand of Omega.
(2)	Does not reflect the exercise of the underwriters’ option to purchase additional shares.
(3)	Expected to be comprised of borrowings under the New Term Loan Facility and senior indebtedness incurred or guaranteed by us or one of our subsidiaries and certain related fees.
(4)	Reflects an exchange rate of €1.00 = $1.2685 of September 30, 2014. See “Summary—The transactions” and “Exchange rates.” Reflects the cash consideration payable to the Sellers pursuant to the Share Purchase Agreement. Does not reflect the impact of any interest on the Acquisition consideration that may be payable pursuant to the Share Purchase Agreement. See “Summary—The transactions” and “The transactions.”
(5)	We intend to repay approximately €800.0 million principal amount existing debt of Omega that will remain outstanding after the completion of the Acquisition, including all or a portion of (i) €135 million of 5.1045% Senior Notes due 2023 and €20 million (after hedging arrangements, €16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) €300 million of 5.125% retail bonds due 2017, €180 million of 4.500% retail bonds due 2017 and €120 million of 5.000% retail bonds due 2019 and (iii) €390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities. We expect to incur prepayment premiums in respect of some of these repayments. See “The transactions—Description of certain Omega indebtedness.”
(6)	Includes estimated underwriters’ discounts, legal and accounting fees and other expenses expected to be incurred in connection with this offering and the Acquisition.

If the Share Purchase Agreement is terminated or the Acquisition is not consummated for any other reason, we intend to use the net proceeds of this offering for general corporate purposes, which may include capital expenditures, the repayment of debt, investment in subsidiaries, additions to working capital, the repurchase, redemption or retirement of our securities, acquisitions and other business opportunities.

Capitalization

The following table sets forth the cash and capitalization of:

•	Perrigo on a historical basis as of September 27, 2014;

•	Perrigo on an as adjusted basis after giving effect to this offering of ordinary shares (but without giving effect to any exercise of the underwriters’ option to purchase additional shares);

•	Omega on a historical basis as adjusted for U.S. GAAP and converted into U.S. dollars as of September 30, 2014;

•

Perrigo on a pro forma basis as of September 27, 2014 after giving effect to this offering of ordinary shares (but without giving effect to any exercise of the underwriters’ option to purchase additional shares), the Acquisition and borrowings under the Bridge Loan Facility (see Perrigo’s unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K incorporated by reference herein); and

•

Perrigo on a pro forma as adjusted basis as of September 27, 2014 after giving effect to this offering of ordinary shares (but without giving effect to any exercise of the underwriters’ option to purchase additional shares), the Acquisition, and other senior indebtedness that we and/or our subsidiaries may incur in connection with the Acquisition.

The historical financial data of Omega was prepared in accordance with IFRS and reported in Euro. The Omega financial data reflected in the pro forma financial data below was adjusted for the identified preliminary differences between IFRS and U.S. GAAP and translated from the Euro amounts into U.S. dollars using the spot rate of $1.2685 to €1.00 as of September 30, 2014. Actual amounts will vary from estimated pro forma amounts depending on several factors, including differences between our estimate of amounts drawn under credit facilities and actual amounts drawn under our credit facilities, differences in outstanding shares due to the potential exercise of Perrigo and Omega stock options and the vesting of Perrigo ordinary shares and Omega share awards prior to the closing of the Acquisition and differences between our estimate of fees and expenses and actual fees and expenses upon the consummation of the Acquisition.

The information in this table is presented and should be read in conjunction with the information under the headings “Use of Proceeds,” “The Transactions”, the historical consolidated financial statements, together with the related notes, of Perrigo and Omega, included or incorporated by reference in this prospectus supplement and accompanying prospectus and the unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K, which is incorporated by reference into this prospectus supplement.

(In millions of U.S. dollars) (unaudited)	Perrigo Actual as of September 27, 2014		Perrigo as Adjusted as of September 27, 2014		Omega Actual as of September 30, 2014	Perrigo Pro Forma as of September 27, 2014(1)		Perrigo Pro Forma as Adjusted as of September 27, 2014(2)
Cash	$891.5		$1,761.5		$27.4	$177.2		$1,442.6	(5)

Short-term debt:
Current portion of long-term debt	141.5		141.5		43.3	921.8	(4)	146.3

Total short-term debt and current portion of long-term debt	$141.5		$141.5		$43.3	$921.8	(4)	$146.3

Long-term debt:
Perrigo existing long-term debt	2,295.8		2,295.8		—	2,295.8		2,295.8
Omega existing long-term debt	—		—		1,384.9	1,384.9		1,384.9	(5)
Senior debt financing	755.0	(3)	755.0	(3)	—	755.0	(3)	2,813.3	(6)

Total long-term debt, less current portion	3,050.8		3,050.8		1,384.9	4,435.7		6,494.0

Shareholder’s equity:
Total shareholder’s equity	8,716.7		9,586.7		814.2	10,414.2		10,414.2

Total capitalization (long-term debt and shareholder’s equity)	$11,767.5		$12,637.5		$2,199.1	$14,849.9		$16,908.2

(1)	Gives effect to this offering (but without giving effect to any exercise of the underwriters’ option to purchase additional shares), the Acquisition and borrowings of $737.0 million under the Bridge Loan Facility. See Perrigo’s unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K incorporated by reference herein.

(2)	Gives effect to this offering (but without giving effect to any exercise of the underwriters’ option to purchase additional shares), the Acquisition and $2,914.8 million of senior debt financing.

(3)	Represents the amount outstanding under the Existing Term Loan Credit Agreement.

(4)	Gives effect to the Bridge Loan Facility.

(5)	We intend to repay approximately €800.0 million principal amount existing debt of Omega that will remain outstanding after the completion of the Acquisition, including all or a portion of (i) €135 million of 5.1045% Senior Notes due 2023 and $20 million (after hedging arrangements, €16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) €300 million of 5.125% retail bonds due 2017, €180 million of 4.500% retail bonds due 2017 and €120 million of 5.000% retail bonds due 2019 and (iii) €390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities. We expect to incur prepayment premiums in respect of some of these repayments. See “The transactions—Description of certain Omega indebtedness.”

(6)	Represents amounts to be outstanding under the New Term Loan Facility (which includes a $300 million facility and an €800 million facility, which was translated from the Euro amounts into U.S. dollars using the spot rate of $1.2685 to €1.00 as of September 30, 2014), less the current portion, and other senior indebtedness that we and/or our subsidiaries expect to incur in connection with the Acquisition.

The transactions

The Acquisition

On November 6, 2014, we entered into the Share Purchase Agreement with Alychlo and Holdco, pursuant to which we have, upon the terms and subject to conditions in the Share Purchase Agreement, agreed to purchase from the Sellers, the Omega Shares, representing 95.77% of the issued and outstanding share capital of Omega. The remaining shares of Omega will be held by Omega as treasury shares.

Consideration

In consideration for the Omega Shares, we will pay the Sellers EUR 1.85 billion in cash and issue to Alychlo 5,397,711 of our ordinary shares. We will also assume or repay all outstanding indebtedness of Omega and its subsidiaries, as described below. The ordinary shares comprising the Non-Cash Consideration will be subject to a lock-up agreement, and we have agreed to grant Alychlo registration rights in connection with the issuance of such ordinary shares. Under this agreement, Alchylo may require us to register all or part of the ordinary shares comprising the Non-Cash Consideration with the SEC under one or more registration statements, subject to certain limitations. The Acquisition Consideration will be increased by interest from September 30, 2014 until the completion date on an amount of EUR 2.48 billion starting at a rate of 5% per annum, subject to monthly increases as set forth in the Share Purchase Agreement.

The Cash Consideration will be financed by the proceeds from this offering, borrowings under our New Term Loan Facility and/or proceeds of the other potential financing sources, (which we expect to include additional long-term debt of us and/or one of our subsidiaries.) To the extent the net proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility in the amount of the shortfall.

In connection with the Acquisition, we will assume or repay all outstanding indebtedness of Omega and its subsidiaries, which included, as of the date of the Share Purchase Agreement, approximately (i) EUR 135 million of 5.1045% Senior Notes due 2023 and USD 20 million (after hedging arrangements, EUR 16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) EUR 300 million of 5.125% retail bonds due 2017, EUR 180 million of 4.500% retail bonds due 2017 and EUR 120 million of 5.000% retail bonds due 2019 and (iii) EUR 390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities (collectively the “Omega Indebtedness”).

Indemnities

The Sellers have agreed to indemnify us for certain losses, subject to certain limitations as set forth in the Share Purchase Agreement. The Sellers’ indemnification and other obligations to us under the Share Purchase Agreement will be secured up to EUR 248.0 million, in the form of an 15-month escrow of cash and shares and/or guarantee and comfort letters.

Under the Share Purchase Agreement, the Sellers have agreed to indemnify us against any loss that we or any of our subsidiaries incur as a result of, or in connection with, (1) certain matters specified on a schedule to the Share Purchase Agreement, which has been filed as Exhibit 10.1 to our first Current Report on Form 8-K filed on November 12, 2014, which is incorporated by reference into this prospectus supplement, (2) termination of a specified agreements due to any change of control in connection with the Acquisition, (3) the October 2014 pullback of Omega’s Bibi Excellence Soothers pacifiers out of trade warehouses and trade channels, as well as any consumer or pharmacy level pullback for which any subsidiary of Omega would be liable, subject to certain mitigating factors and (4) the lack of renewal of the environmental permit with respect to the operations of one of our facilities in Belgium. Any losses we or our subsidiaries incur in connection with claims arising out of the matters described in clause (1) of the preceding paragraph are expected to be offset by certain escrow amounts and cash deposits specified in the Share Purchase Agreement, and payment under the indemnity is subject to a deductible. The specified matters include certain commercial disputes, a dispute arising out of Omega’s sale of an interest in an investment, certain product liability issues and other matters, none of which we believe will have a material adverse effect on our company either individually or in the aggregate.

Conditions

The Acquisition is conditioned upon certain closing conditions, including receipt of required approvals of Perrigo and Omega shareholders, approvals under the antitrust laws of certain foreign countries under which filings or approvals are or may be required, no governmental restraints, accuracy of representations and warranties, compliance with covenants and no material adverse effect (as defined in the Share Purchase Agreement). The Share Purchase Agreement contemplates approvals from the competition authorities of Germany, Poland, the United Kingdom and Ireland (unless the Acquisition is referred to the European Commission in accordance with Article 4(5) of Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (the “EUMR”) or Article 22 of the EUMR), as well as the competition authorities of Russia and Ukraine. We are obligated to use our best efforts to satisfy the antitrust approval condition as soon as reasonably practicable, including making any required divestitures.

If we fail to use our best efforts to satisfy the antitrust approval condition or otherwise fail to comply with our completion obligations (as defined in the Share Purchase Agreement), the Sellers have the right to terminate the Share Purchase Agreement and receive a EUR 100 million termination fee. If antitrust approval is not, or any action is taken or indication is given by a governmental authority that antitrust approval will not be, obtained by August 6, 2015, either we or the Sellers can terminate the Share Purchase Agreement. Subject to the closing conditions, the Acquisition is expected to be completed during the third quarter of our fiscal year 2015.

Certain other provisions

Under the terms of the Share Purchase Agreement, Alychlo will be subject to a three-year non-compete in Europe and Belgium. Under the terms of the non-compete agreement with Mr. Coucke, attached as a schedule to the Share Purchase Agreement, Mr. Coucke, an affiliate of Alychlo, will be subject to a non-compete until the later of five years from the completion date of the Acquisition or three years after the date he ceases to be either an employee, service provider, consultant, manager or director of us or any of our subsidiaries, subject to certain exceptions. The Sellers will be subject to a two-year non-solicit agreement, subject to certain exceptions.

The Share Purchase Agreement also contains other customary representations, warranties, and covenants of the parties thereto.

Related financing transactions

Bridge loan facility

Unless we enter into other financing arrangements, we expect to enter into the Bridge Loan Facility, among Perrigo Finance plc, as borrower, the banks and other financial institutions or entities from time to time party thereto as lenders, JPMorgan Chase Bank, N.A. (“JPMCB”) as administrative agent, Barclays Bank PLC (“Barclays”) as Syndication Agent, and J.P. Morgan Securities LLC and Barclays as joint lead arrangers and joint bookrunners, providing for up to €1.75 billion in interim bridge financing, maturing 364 days after the consummation of the Acquisition and priced at LIBOR plus a rate based on the credit rating for Index Debt of the Company from Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC in accordance with the schedule set forth below:

	Rating	Applicable margin
Level 1	BBB+ / Baa1 or better	1.125%
Level 2	BBB/Baa2	1.25%
Level 3	BBB-/Baa3	1.50%
Level 4	BB+/Ba1	1.75%
Level 5	Any ratings lower than Level 4	2.00%

The obligations under the Bridge Loan Facility will be unsecured and will not benefit from any guarantees.

The Bridge Loan Facility will contain certain (i) restrictive covenants, including restrictions on non-guarantor subsidiary indebtedness; liens; fundamental changes; investments, loans, advances, guarantees and acquisitions; swap agreements, restricted payments; transactions with affiliates; restrictive agreements; disposition of assets; and a customary passivity covenant and (ii) financial maintenance covenants, including an interest coverage ratio and a maximum consolidated leverage ratio. The Bridge Loan Facility will also include affirmative covenants, representations and warranties and events of default, including certain cross-default provisions, customary for an agreement of its type.

New Facilities

Perrigo Finance plc, a finance subsidiary of the Company, expects to enter into (i) a new senior unsecured Revolving Credit Facility (the “New Revolving Facility”) and (ii) a new senior unsecured Term Loan Credit Facility (the “New Term Loan Facility” and, together with the New Revolving Facility, the “New Facilities”), among it as the borrower under the New Revolving Facility and the 5-Year Tranche (as defined below), the Company as the borrower under the 2-Year Tranche (as defined below), the banks and other financial institutions or entities from time to time party thereto as lenders, JPMCB as administrative agent, Barclays as Syndication Agent, and JPMorgan and Barclays as joint lead arrangers and joint bookrunners. The New Facilities will provide for:

•

a $1 billion senior unsecured revolving line of credit, including a $50 million letter of credit sub-facility and a $100 million swingline sub-facility, maturing as of the fifth anniverary of the effective date of the New Revolving Facility;

•	up to $300 million in senior unsecured term loan financing (the “2-Year Tranche”), maturing on December 18, 2015; and

•

up to €800 million in senior unsecured term loan financing (the “5-Year Tranche”), maturing on the fifth anniversary of the effective date of the New Term Loan Facility, up to €300 million of which will be structured as delayed draw facility.

The borrowings under the New Facilities will be priced at LIBOR plus a rate based on the credit rating for Index Debt of the Company from Moody’s and S&P in accordance with the Pricing Schedule set forth above.

The Borrower’s obligations under the New Facilities will be unsecured and will not benefit from any guarantees.

The New Facilities will contain certain (i) restrictive covenants, including restrictions on non-guarantor subsidiary indebtedness; liens; fundamental changes; investments, loans, advances, guarantees and acquisitions; swap agreements, restricted payments; transactions with affiliates; restrictive agreements; and disposition of assets; and (ii) financial maintenance covenants, including an interest coverage ratio and a maximum consolidated leverage ratio. The New Facilities will also include affirmative covenants, representations and warranties and events of default, including certain cross-default provisions, customary for agreements of this type.

The effectiveness of the New Facilities will be subject to, among other things, the termination of the our existing revolving and term loan facilities, and the repayment of all indebtedness incurred thereunder. The terms of the New Facilities could differ from the foregoing.

Omega

Omega Pharma Invest N.V. (“Omega”), headquartered in Nazareth, Belgium, is one of the top five over-the-counter (“OTC”) healthcare companies in Europe with approximately €1.3 billion revenue during the twelve months ended September 30, 2014 and is one of the top two over-the-counter healthcare companies in four individual European markets. Since its founding in 1987, Omega has executed a pharmacist-focused growth strategy across Europe and has successfully developed a strong OTC product portfolio and a leading European commercial infrastructure. Omega was a public company from 1998 until it was taken private in 2012.

Omega’s key product segments include Cough, Cold and Allergy, Personal Care and Derma-Therapeutics, Weight and Sleep Management and Natural Health. Omega’s brand portfolio consists of approximately 5,000 SKUs, including a breadth of market leading brands, such as Solpadeine for pain relief, Nytol for snoring and sleep management, Jungle Formula as insect repellent, Zantac for heartburn, Lactacyd for intimate hygiene, XLS-Medical for weight loss, Dermalex for skin health especially for eczema, psoriasis and rosacea, and Prevalin Allergy for hayfever, among others. Omega’s products are sold across an extensive network of pharmacies and related retail outlets.

Omega has a strong presence in both established and emerging growth economies. Omega has a commercial presence in 35 countries, including the United Kingdom, Ireland, Belgium, Germany, France, Italy, Spain, Portugal, Greece, the Netherlands most Central and Eastern European countries, Nordic countries, Russia, and Australia, among others. Omega is a top two player in Belgium, France, Norway and the Netherlands. Omega has historically operated in four business segments: (1) Omega Pharma Western Europe, (2) Omega Pharma Belgium, (3) Omega Pharma Emerging Markets and (4) Omega Pharma France. For more information about Omega’s segments, see note 4 (Segment Information) to Omega’s audited consolidated financial statements as of and for the year ended December 31, 2013 included in Exhibit 99.1 to the Omega 8-K.

Omega has approximately 2,500 employees globally, including a sales team of approximately 1,100 individuals.

Omega generally enjoys an established business environment with relatively stable pricing and margins with the exception of its operations in Ukraine, the future of which depends on the political situation in the region. As the OTC market in Europe continues to grow, Omega believes it is well positioned to retain its market share. Although Omega expects a more demanding regulatory environment for its products in the future, Omega believes it is well positioned to adapt to such developments.

Omega enjoys a diverse customer and supplier base without any material concentrations either customers or suppliers.

For more information regarding the recent performance of Omega, see the business review information with respect to the year ended December 31, 2013 provided on pages 3-6 of Exhibit 99.1 to the Omega 8-K and the business review information with respect to the nine months ended September 30, 2014 provided on page 3 of Exhibit 99.2 to the Omega 8-K, which is incorporated by reference into this prospectus supplement.

In addition, you should read the audited consolidated financial statements of Omega as of and for the year ended December 31, 2013 included in Exhibit 99.1 to the Omega 8-K and the unaudited condensed interim financial statements of Omega as of and for the nine months ended September 30, 2014 and 2013 included in Exhibit 99.2 to the Omega 8-K.

Description of certain Omega indebtedness

Omega has certain existing indebtedness that may remain outstanding after the Acquisition. The descriptions below are subject to and qualified in their entirety by reference to any agreement(s) governing such indebtedness. Although we may repay, redeem or repurchase all or a portion of the indebtedness described below following the Acquisition, we are not required to do so in connection with the Acquisition.

5.125% retail bonds due 2017, 4.500% retail bonds due 2017 and 5.000% retail bonds due 2019

On December 12, 2012, Omega issued €300 million aggregate principal amount of 5.125% retail bonds at 101.875% of par pursuant to a prospectus, dated as of November 27, 2012 (the “5.125% Bonds”). Interest on the 5.125% Bonds is paid on December 12 of each year. The 5.125% Bonds mature on December 12, 2017.

On May 23, 2012, Omega issued, pursuant to a prospectus, dated as of April 23, 2012, (i) €180.0 million aggregate principal amount of 4.500% retail bonds at 101.875% of par (the “4.500% Bonds”) and (ii) €120.0 million aggregate principal amount of 5.000% retail bonds at 101.875% of par (the “5.000% Bonds” and, together with the 5.125% Bonds and the 4.500% Bonds, the “Retail Bonds”). Interest on the 4.500% Bonds and 5.000% Bonds is paid on December 12 of each year. The 4.500% Bonds and 5.000% Bonds mature on May 23, 2017 and May 23, 2019 respectively.

The Retail Bonds do not permit early redemption at the issuer’s option. Upon the occurrence of certain changes of control, Omega must offer to purchase the Retail Bonds at a price equal to the lesser of (i) 101% or (ii) 100% multiplied with the exponential function of T times 0.74720148386% that would result in the gross actuarial yield of an investor between the issue date and the redemption date not exceeding the interest rate plus 0.75 basis points, plus accrued and unpaid interest.

The Retail Bonds are unsecured obligations of the Omega and are not subject to any guarantees. The Retail Bonds are subject to certain customary restrictive covenants and events of default.

6.190% series D guaranteed senior notes due 2016 and 5.1045% guaranteed senior notes due 2023

On July 27, 2004, Omega issued and sold $20.0 million aggregate principal amount of 6.190% Series D Guaranteed Senior Notes in a private placement pursuant to a Note Purchase Agreement, dated as of July 27, 2004 (the “6.190% Notes”). As a result of hedging arrangements entered into by Omega, the aggregate principal amount due under the 6.190% Notes as of the date of the Share Purchase Agreement was approximately €16.2 million. The 6.190% Notes mature on July 28, 2016.

On May 29, 2011, Omega issued and sold approximately €135 million aggregate principal amount of 5.1045% Guaranteed Senior Notes in a private placement pursuant to a Note Purchase Agreement, dated as of May 29, 2011 (the “5.1045% Notes” and, together with the 6.190% Notes, the “Guaranteed Notes”). The 5.1045% Notes mature on July 28, 2023.

Omega may redeem the Guaranteed Notes in whole or any portion in excess of 5% of the aggregate principal amount then outstanding, at any time or from time to time at a price equal to 100% of the principal amount of the Guaranteed Notes plus accrued and unpaid interest, plus a “Make-Whole Amount” as set forth in the Note Purchase Agreement. Upon the occurrence of certain changes of control, Omega must offer to purchase Guaranteed Notes at a price equal to 100% of the face amount of the notes plus accrued and unpaid interest, but otherwise without premium.

The Guaranteed Notes are unsecured and are guaranteed by the guarantors party thereto, which includes certain of Omega’s subsidiaries.

The Guaranteed Notes are subject to certain customary restrictive covenants and events of default.

Revolving facility agreement

Omega and Omega Pharma Capital NV are borrowers (in such capacity, the “Omega Borrowers”) under a Revolving Facility Agreement (the “Revolving Facility Agreement”), dated July 14, 2011, between the Omega Borrowers, the guarantors party thereto, the banks and other financial institutions or entities from time to time party thereto as lenders, and ING Bank NV as agent, which provides a €525,000,000 revolving line of credit maturing in July 14, 2016 and priced at EURIBOR plus a margin as set forth in the Revolving Facility Agreement.

The Omega Borrowers’ obligations under the Revolving Facility Agreement are jointly and severally guaranteed by the guarantors party thereto, which include certain subsidiaries of the Omega Borrowers. The obligations under the Revolving Facility Agreement are unsecured.

The Revolving Facility Agreement contains certain (i) restrictive covenants, including, but not limited to, restrictions on indebtedness and guarantees, negative pledges, disposal of assets, arm’s length transactions, mergers, changes of business, acquisitions, treasury transactions, and subsidiary indebtedness; and (ii) financial maintenance covenants, including an interest coverage ratio and a consolidated total net debt ratio. The Revolving Facility Agreement also includes affirmative covenants, representations and warranties and events of default, including certain cross-default provisions, customary for an agreement of its type.

As of the date of the Share Purchase Agreement, approximately €340 million of loans were outstanding under the Revolving Facility Agreement.

Cash pooling and overdraft facilities

Omega and certain of its subsidiaries are party to cash pooling and overdraft facilities with various banks and financing institutions. As of the date of the Share Purchase Agreement, indebtedness incurred in connection with these facilities was approximately €50 million.

Exchange rates

The following tables show, for the periods indicated, the exchange rate between the U.S. dollar and the Euro. This information is provided solely for your information, and we do not represent that Euros could be converted into U.S. dollars at these rates or at any other rate, during the periods indicated or at any other time. These rates are not the rates used by us in the preparation of our consolidated financial statements included in this prospectus supplement.

As used in this prospectus supplement, the term “Noon Buying Rate” refers to the rate of exchange for Euros, expressed in U.S. dollars per Euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The Noon Buying Rate certified by the New York Federal Reserve Bank for the Euro on November 14, 2014 was $1.2494= €1.00. The following tables describe, for the periods and dates indicated, information concerning the Noon Buying Rate for the Euro. Amounts are expressed in U.S. dollars per €1.00.

	U.S. dollar per Euro 1.00
	High	Low	Period average(1)	Period end

Fiscal Year Ended
June 28, 2014	$1.3927	$1.2774	$1.3571	$1.3631
June 29, 2013	1.3692	1.2062	1.2935	1.3010
June 30, 2012	1.4523	1.2364	1.3406	1.2668
June 25, 2011	1.4875	1.2187	1.3628	1.4189
June 26, 2010	1.5100	1.1959	1.3923	1.2332

Three Months Ended September 27,
2014	1.3690	1.2686	1.3276	1.2686

Month
May 2014	1.3924	1.3596	1.3739	1.3640
June 2014	1.3690	1.3522	1.3595	1.3690
July 2014	1.3681	1.3375	1.3533	1.3390
August 2014	1.3436	1.3150	1.3315	1.3150
September 2014	1.3136	1.2628	1.2889	1.2628
October 2014	1.2812	1.2517	1.2677	1.2530
November 2014 (data as of November 14, 2014)	1.2554	1.2414	1.2468	1.2494

(1)	The average of the Noon Buying Rates on each day of the relevant period.

Price range and dividend history of our ordinary shares

Prior to June 6, 2013, the trading market for our shares was the NASDAQ Global Select Market and the Tel Aviv Stock Exchange under the symbol “PRGO”. From June 6, 2013, the trading market for our ordinary shares has been The New York Stock Exchange and the Tel Aviv Stock Exchange, also under the symbol “PRGO. The following table sets forth, for the periods indicated, the high and low prices for our shares, as reported on the NASDAQ Global Select Market through June 5, 2013 and our ordinary shares on The New York Stock Exchange from June 6, 2013. The last reported sale price of our ordinary shares on The New York Stock Exchange on November 19, 2014 was $158.81 per ordinary share.

	High ($)	Low ($)	Dividend declared ($)

Fiscal year ending June 29, 2013:
First Quarter	119.29	104.86	0.08
Second Quarter	120.78	99.93	0.09
Third Quarter	118.86	98.79	0.09
Fourth Quarter	122.04	112.05	0.09

Fiscal year ending June 28, 2014:
First Quarter	134.31	115.94	0.09
Second Quarter	157.47	122.56	0.09
Third Quarter	168.39	144.46	0.105
Fourth Quarter	158.99	125.37	0.105

Fiscal year ending June 27, 2015:
First Quarter	160.65	135.00	0.105
Second Quarter (through November 19, 2014)	163.00	142.38	—

We expect to continue our policy of distributing regular cash dividends on a quarterly basis, although there is no assurance as to the amount of future dividends because they depend on our future earnings, financial conditions, capital and surplus requirements of the Company and other factors that we deem relevant. Any dividends declared in one quarter will be paid during the subsequent quarter.

Description of Perrigo ordinary shares

The following description of Perrigo’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts 1963—2013 (the “Companies Acts”) and the complete text of Perrigo’s memorandum and articles of association, included as exhibits to our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, which is incorporated by reference in this prospectus supplement. You should read those laws and documents carefully.

Capital structure

Authorized share capital

Our authorized share capital of Perrigo is €10,000,000 and $1,000, divided into 10,000,000,000 ordinary shares of €0.001 each and 10,000,000 preferred shares of $0.0001 each.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of a company’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Perrigo may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may authorize the issuance of new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of Perrigo authorize the board of directors of Perrigo to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association.

The rights and restrictions to which the ordinary shares will be subject are prescribed in Perrigo’s articles of association. Perrigo’s articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the preferred shares issued by Perrigo, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Perrigo’s articles of association do not provide for the issuance of fractional shares of Perrigo, and the official Irish register of Perrigo does not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Perrigo would result in any Perrigo shareholder becoming entitled to fractions of a share, the Perrigo board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of the sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale, the Board may authorize any person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Preemption rights, share warrants and options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, in December 2013, Perrigo opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of Perrigo cast at a general meeting (referred to under Irish law as a “special resolution”), Perrigo’s articles of association provide that this opt-out must be so renewed every five years. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Perrigo on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The memorandum and articles of association of Perrigo provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Perrigo is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Perrigo is subject to the rules of The New York Stock Exchange and the Code that require shareholder approval of certain equity plan and share issuances. Perrigo’s board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the Elan acquisition, Perrigo assumed Perrigo Company Limited’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Perrigo are equal to, or in excess of, the aggregate of Perrigo’s called up share capital plus undistributable reserves and the distribution does not reduce Perrigo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Perrigo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Perrigo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Perrigo has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Perrigo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts that give a “true and fair view” of Perrigo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Perrigo’s memorandum and articles of association authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Perrigo shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of ordinary shares of Perrigo will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Perrigo.

The directors of Perrigo may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Perrigo in relation to the shares of Perrigo.

The directors may also authorize Perrigo to issue shares with preferred rights to participate in dividends declared by Perrigo. The holders of preferred shares may, depending on their terms, rank senior to the Perrigo ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Irish Tax Considerations—Withholding Tax on Dividends.”

Share repurchases, redemptions and conversions

Overview

Perrigo’s memorandum and articles of association provide that any ordinary share which Perrigo has agreed to acquire shall be deemed to be a redeemable share, unless the Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Perrigo will technically be effected as a redemption of those shares as described below under “—Share Repurchases, Redemptions and Conversions—Repurchases and Redemptions by Perrigo.” If the articles of association of Perrigo did not contain such provision, all repurchases by Perrigo would be subject to many of the same rules that apply to purchases of Perrigo ordinary shares by subsidiaries described below under “—Share Repurchases, Redemptions and Conversions—Purchases by Subsidiaries of Perrigo” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Neither Irish law nor any constituent document of Perrigo places limitations on the right of nonresident or foreign owners to vote or hold Perrigo ordinary shares. Except where otherwise noted, references elsewhere in this prospectus supplement to repurchasing or buying back ordinary shares of Perrigo refer to the redemption of ordinary shares by Perrigo or the purchase of ordinary shares of Perrigo by a subsidiary of Perrigo, in each case in accordance with the Perrigo memorandum and articles of association and Irish company law as described below.

Repurchases and redemptions by Perrigo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Perrigo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Perrigo. All redeemable shares must also be fully-paid, and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of Perrigo’s articles described above, shareholder approval will not be required to redeem Perrigo ordinary shares.

Perrigo may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Perrigo’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Perrigo at any time must not exceed 10% of the nominal value of the issued share capital of Perrigo. Perrigo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Perrigo or re-issued subject to certain conditions.

Purchases by subsidiaries of Perrigo

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of Perrigo either on-market or off-market. For a subsidiary of Perrigo to make on-market purchases of Perrigo ordinary shares, the shareholders of Perrigo must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Perrigo ordinary shares is required. For an off-market purchase by a subsidiary of Perrigo, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Perrigo.

In order for a subsidiary of Perrigo to make an on-market purchase of Perrigo’s ordinary shares, such ordinary shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the ordinary shares of Perrigo are listed, is specified as a recognized stock exchange for this purpose by Irish company law. The Tel Aviv Stock Exchange, on which the ordinary shares of Perrigo are also listed, is not a recognized stock exchange for the purposes of Irish company law.

The number of ordinary shares in Perrigo held by the subsidiaries of Perrigo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Perrigo. While a subsidiary holds ordinary shares of Perrigo, it cannot exercise any voting rights in respect of those ordinary shares. The acquisition of the ordinary shares of Perrigo by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on ordinary shares, calls on ordinary shares and forfeiture of ordinary shares

Perrigo’s articles of association provide that Perrigo will have a first and paramount lien on every ordinary share for all moneys payable, whether presently due or not, payable in respect of such Perrigo ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any ordinary shares to be paid, and if payment is not made, the ordinary shares may be forfeited. These provisions are standard in the articles of association of an Irish company limited by ordinary shares such as Perrigo and will only be applicable to ordinary shares of Perrigo that have not been fully paid up.

Consolidation and division; subdivision

Under its articles of association, Perrigo may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of share capital

Perrigo may, by ordinary resolution, reduce its authorized share capital in any way. Perrigo also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual meetings of shareholders

Perrigo is required to hold an annual general meeting at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Perrigo’s fiscal year-end.

Notice of an annual general meeting must be given to all Perrigo shareholders and to the auditors of Perrigo. The articles of association of Perrigo provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary general meetings of shareholders

Extraordinary general meetings of Perrigo may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Perrigo carrying voting rights or (iii) on requisition of Perrigo’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all Perrigo shareholders and to the auditors of Perrigo. Under Irish law and Perrigo’s articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of Perrigo, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Perrigo board of directors has 21 days to convene a meeting of Perrigo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Perrigo’s receipt of the requisition notice.

If the board of directors becomes aware that the net assets of Perrigo are not greater than half of the amount of Perrigo’s called-up share capital, the directors of Perrigo must convene an extraordinary general meeting of Perrigo shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for general meetings

The articles of association of Perrigo provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be one or more persons holding or representing by proxy more than 50% of the total issued voting rights of Perrigo ordinary shares.

Voting

Perrigo’s articles of association provide that except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of Perrigo, all resolutions put to the shareholders will be decided on a poll.

In accordance with the articles of association of Perrigo, the directors of Perrigo may from time to time authorize Perrigo to issue preferred shares. These preferred shares may have a vote for each such share. Treasury shares or shares of Perrigo that are held by subsidiaries of Perrigo will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of Perrigo;

•	amending the articles of association of Perrigo;

•	approving a change of name of Perrigo;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares for cash;

•	re-registration of Perrigo from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of own shares off-market;

•	reduction of issued share capital;

•	sanctioning a compromise/Scheme of Arrangement;

•	resolving that Perrigo be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of rights attaching to a class or series of shares

Under the Perrigo articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of Perrigo must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

The provisions of the articles of association of Perrigo relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class.

Inspection of books and records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Perrigo and any act of the Irish Government which alters the memorandum of Perrigo; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Perrigo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Perrigo; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Perrigo which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Perrigo will also have the right to inspect all books, records and vouchers of Perrigo. The auditors’ report must be circulated to the shareholders with Perrigo’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at Perrigo’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•

a court-approved Scheme of Arrangement under the Companies Acts. A Scheme of Arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•

through a tender or takeover offer by a third party for all of the shares of Perrigo. Where the holders of 80% or more of Perrigo’s ordinary shares have accepted an offer for their shares in Perrigo, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Perrigo were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•

it is also possible for Perrigo to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution and by the Irish courts. If Perrigo is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to Perrigo shareholders is not all in the form of cash, Perrigo shareholders may be entitled to require their shares to be acquired at fair value for cash.

Appraisal rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Perrigo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of interests in shares

Under the Companies Acts, Perrigo shareholders must notify Perrigo if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of Perrigo; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of Perrigo ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Perrigo, the shareholder must notify Perrigo of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Perrigo (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. Perrigo must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Perrigo ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, Perrigo, under the Companies Acts, may, by notice in writing, require a person whom Perrigo knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Perrigo’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of Perrigo, to provide additional information, including the person’s own past or present interests in shares of Perrigo. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Perrigo may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Perrigo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event Perrigo is in an offer period pursuant to the Takeover Rules (as defined below), accelerated disclosure provisions apply for persons holding an interest in Perrigo securities of 1% or more.

Anti-takeover provisions

Takeover rules and substantial acquisition rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of Perrigo will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules 2013 (the “Takeover Rules”) made thereunder and will be regulated by the panel (the “Panel”) pursuant to the Takeover Panel Act. The “General Principles” of the Takeover Rules and certain important aspects of the Takeover Rules are described below.

General principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•

in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•

the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•

false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•

a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•

a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory bid

Under certain circumstances, a person who acquires shares or other voting rights in Perrigo may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Perrigo at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Perrigo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Perrigo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary bid; requirements to make a cash offer and minimum price requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of Perrigo, the offer price must be no less than the highest price paid for Perrigo ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of Perrigo (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Perrigo or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Perrigo ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Perrigo in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial acquisition rules

The Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Perrigo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Perrigo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Perrigo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating action

Under the Takeover Rules, the Perrigo board of directors is not permitted to take any action which might frustrate an offer for the shares of Perrigo once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by Perrigo’s shareholders at a general meeting; or

•	the Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	Perrigo shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Perrigo memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “—Preemption Rights, Share Warrants and Options,” “—Disclosure of Interests in Shares.”

Corporate governance

The articles of association of Perrigo allocate authority over the day-to-day management of Perrigo to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Perrigo. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transactions of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal name; formation; fiscal year; registered office

The current legal and commercial name of Perrigo is Perrigo Company plc. Perrigo was incorporated in Ireland on June 28, 2013 as a private limited company, under the name Blisfont Limited (registration number 529592) and changed its name to Perrigo Company plc on July 30, 2013. Perrigo’s fiscal year is a 52-week or 53-week period, which ends the Saturday on or about June 30. Perrigo’s registered address is Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

Appointment of directors

Perrigo’s articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and/or (b) any resolution passed increasing the number of directors) the number of directors will be not less than two and not more than eleven.

At each annual general meeting of Perrigo, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

•	by the affirmative vote of two-thirds of the board of Perrigo;

•

with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

•

with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo and who make such nomination in the written requisition of the extraordinary general meeting; or

•

by holders of any class or series of shares in Perrigo then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

•

by shareholders by majority of votes cast at the annual general meeting in each year or at any extraordinary general meeting called for the purpose, except that, if resolutions are passed in respect of the election of directors which would result in the maximum number of directors being exceeded, then those directors, in such number as exceeds such maximum number, receiving at that meeting the lowest number of votes will not be elected;

•	by the board in accordance with the articles of association; or

•

so long as there is in office a sufficient number of directors to constitute a quorum of the board, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Removal of directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Perrigo in respect of his removal.

The board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any maximum number of directors so fixed. Perrigo may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the articles, the company in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles of association.

Duration; dissolution; rights upon liquidation

Perrigo’s duration will be unlimited. Perrigo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. Perrigo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Perrigo has failed to file certain returns.

The rights of the shareholders to a return of Perrigo’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in Perrigo’s articles of association and may be further prescribed in the terms of any preferred shares issued by the directors of Perrigo from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Perrigo. The memorandum and articles of association provide that, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Perrigo’s articles of association provide that the shareholders of Perrigo are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

Uncertificated shares

Holders of ordinary shares of Perrigo will have the right upon request to require Perrigo to issue certificates for their shares. Subject to any such requests, Perrigo intends only to issue uncertificated ordinary shares.

No sinking fund

The Perrigo ordinary shares have no sinking fund provisions.

No liability for further calls or assessments

The shares to be issued in the transactions will be duly and validly issued and fully paid.

Transfer and registration of shares

The transfer agent for Perrigo will maintain the share register, registration in which will be determinative of membership in Perrigo. A shareholder of Perrigo who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Perrigo’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Perrigo’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Perrigo’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of Perrigo ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Perrigo’s articles of association allow Perrigo, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Perrigo is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the Perrigo ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Perrigo ordinary shares has been paid unless one or both of such parties is otherwise notified by Perrigo.

Perrigo’s memorandum and articles of association, as they will be in effect as of the effective time of the acquisition, delegate to Perrigo’s secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Perrigo ordinary shares occurring through normal electronic systems, Perrigo regularly produces any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Perrigo notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Perrigo for this purpose) or request that Perrigo execute an instrument of transfer on behalf of the transferring party in a form determined by Perrigo. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Perrigo’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Perrigo’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Creation of additional distributable reserves of Perrigo

Under Irish law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in our unconsolidated balance sheet prepared in accordance with the Irish Companies Act 1963 to 2013. Distributable reserves generally means our accumulated realized profits less our accumulated realized losses and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. Please see “Description of Perrigo ordinary shares—Dividends” and “Description of Perrigo ordinary shares—Share repurchases, redemptions and conversions.”

In November 2013, at the Special Meeting of Shareholders of Perrigo Company Limited and at the Extraordinary General Meeting of shareholders of Elan, the shareholders of each company pre-approved the creation of our distributable reserves by approving the reduction of some or all of our share premium resulting from the issuance of our shares in connection with the Elan acquisition.

Following the Elan acquisition, on December 18, 2013, our share premium was equal to approximately $19.9 billion. On December 19, 2013, the Company presented a petition to the High Court of Ireland seeking, among other things, the High Court’s confirmation of a reduction in its share premium by approximately $5.5 billion (the “Reduction”). On January 14, 2014, the High Court of Ireland, by way of court order, approved and confirmed the Reduction. The High Court order was subsequently filed by us with the Registrar of Companies in Ireland, and on January 20, 2014 the Registrar of Companies issued a Certificate of Registration of Order of Court and Minute on Reduction of Share Premium Account, which gave effect to the Reduction, resulting in the creation of distributable reserves of approximately $5.5 billion and a balance of our share premium of approximately $14.4 billion.

Our shareholders have recently approved the creation of further distributable reserves by approving the reduction of some or all of the balance of our share premium of approximately $14.4 billion. We now intend to seek the confirmation of the Irish High Court as soon as practicable for a further reduction of our share premium account. Although we are not aware of any reason why the High Court would not approve the creation of further distributable reserves, the issuance of the required order is a matter for the discretion of the High Court. The creation of further distributable reserves will facilitate the payment by us of dividends and the repurchase or redemption of shares. However, there is no assurance as to the amount of future dividends because they depend on our future earnings, capital requirements and financial condition.

Ordinary shares eligible for future sale

Future sales of substantial amounts of our ordinary shares in the public market after this offering, including the shares issued in connection with the Acquisition or the anticipation of those sales, could adversely affect market prices of our ordinary shares prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Sales of control shares

Upon completion of this offering, we will have outstanding an aggregate of 139,888,851 ordinary shares or 140,777,008 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares. Of these outstanding shares, all of our ordinary shares will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the ordinary shares are held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, which ordinary shares will be subject to the volume limitations and other restrictions of Rule 144 described below, unless registered or sold pursuant to an exemption. Ordinary shares held by holders subject to lock-up agreements as described in the “Underwriting” section of this prospectus supplement will be eligible for sale in the public market after the expiration of the lock-up period, subject to any other application restrictions.

Incentive compensation shares

As of November 17, 2014, there were incentive awards issued under the 2013 Long-Term Incentive Plan, as amended, representing an aggregate of 1,432,120 ordinary shares. In addition, an aggregate of 5,177,981 ordinary shares are reserved for future issuance under the plan.

Registration statements under the Securities Act cover, and we expect will continue to cover, all of our ordinary shares issuable pursuant to outstanding and future awards under our 2013 Long-Term Incentive Plan, as amended. Shares registered under any registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates or transfer restrictions imposed by us in connection with the applicable awards.

Rule 144

In general, under Rule 144, a person who has restricted ordinary shares who is not our affiliate, has not been our affiliate for the previous three months, and who has beneficially owned our ordinary shares for at least six months may sell all such ordinary shares without restriction. An affiliate or a person who has been our affiliate within the previous three months, and who has beneficially owned our ordinary shares for at least six months, may sell within any three-month period a number of shares that does not exceed the greater of:

•

one percent of the number of ordinary shares then outstanding, which will equal approximately 1,398,889 ordinary shares immediately after giving effect to this offering or 1,407,770 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares; and

•	the average weekly trading volume of the ordinary shares on the open market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by affiliates or persons who have been affiliates within the previous three months are subject to the availability of current public information, manner of sale provisions and notice requirements.

Material U.S. federal income tax consequences

The following discussion addresses the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our ordinary shares. The discussion set forth below with respect to U.S. holders (as defined below) is applicable only to U.S. holders (i) who are residents of the U.S. for purposes of the current income tax treaty between Ireland and the United States (the “Tax Treaty”), (ii) whose ordinary shares are not, for purposes of the Tax Treaty, effectively connected with such U.S. holder’s permanent establishment in Ireland and (iii) who otherwise qualify for the full benefits of the Tax Treaty. Except where noted, this discussion deals only with our ordinary shares held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

As used herein, the term “U.S. holder” means a beneficial owner of our ordinary shares that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of our ordinary shares that is not a U.S. person for U.S. federal income tax purposes.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	dealers in securities;

•	tax-exempt organizations;

•	financial institutions;

•	life insurance companies;

•	holders who hold our ordinary shares as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transactions or other risk reduction transaction;

•	holders who purchase or sell securities as part of a wash sale for tax purposes;

•	holders who acquired our ordinary shares pursuant to the exercise of employee options or otherwise as compensation;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	holders liable for alternative minimum tax;

•	holders that actually or constructively own 10% or more of our voting stock; or

•	U.S. holders whose functional currency is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as the Tax Treaty. These authorities are subject to change, possibly on a retroactive basis. No ruling is intended to be sought from the Internal Revenue Service (the “IRS”) with respect to the matters set forth below, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. This discussion assumes that we are treated as a foreign corporation for U.S. federal tax purposes (see –“Tax Related Risks” under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, which is incorporated herein by reference).

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our ordinary shares through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our ordinary shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisors regarding the particular tax consequences to you of the partnership’s purchase, ownership and disposition of our ordinary shares.

This discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax. You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of the purchase, ownership and disposition of our ordinary shares to you in light of your own particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction. In particular, you should confirm your status as a U.S. holder eligible for the Tax Treaty with your advisor and should discuss any possible consequences of failing to qualify as such.

Distributions

U.S. holders.    Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of cash distributions on our ordinary shares (including any withheld Irish taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includable in a U.S. holder’s gross income as ordinary income on the day actually or constructively received by the holder. Such dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation (“qualified dividend income”). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ordinary shares, which are listed on the New York Stock Exchange, will be considered readily tradable on an established securities market in the United States. There can be no assurance that our ordinary shares will be considered readily tradable on an established securities market.

Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Distributions in excess of our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in our ordinary shares and thereafter as capital gain recognized on a sale or exchange. However, we do not expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Subject to certain limitations, any Irish tax withheld and paid over to Ireland that is not in excess of the withholding rate provided by the Tax Treaty may be eligible for credit or deduction against a U.S. holder’s U.S. federal income tax liability, but special complex rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates that apply to qualified dividend income. U.S. holders are urged to consult their own tax advisors to determine the availability of a foreign tax credit or deduction under their particular circumstances. Subject to the discussion below regarding section 904(h) of the Code, dividends generally will be foreign source income and will, depending on the U.S. holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to such holder.

Under section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. holders would be able to choose the benefits of section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of section 904(h) of the Code may adversely affect a U.S. holder’s ability to use foreign tax credits. Since our ordinary shares are listed on the New York Stock Exchange and the Tel Aviv Stock Exchange, Perrigo may be treated as 50% or more owned by U.S. persons for purposes of section 904(h) of the Code. U.S. holders are strongly urged to consult their own tax advisors regarding the possible impact if section 904(h) of the Code should apply.

Distributions of our ordinary shares that are made as part of a pro rata distribution to all of our ordinary shareholders generally will not be subject to U.S. federal income tax.

Non-U.S. holders.    Dividends paid to a non-U.S. holder in respect of our ordinary shares will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with such holder’s conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to U.S. taxation on a net income basis. In such cases the non-U.S. holder generally will be taxed in the same manner as a U.S. holder. For a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or other disposition of ordinary shares

U.S. holders.    Subject to the PFIC rules discussed below, a U.S. holder that sells or otherwise disposes of our ordinary shares will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and such holder’s adjusted tax basis in our ordinary shares. A U.S. holder’s initial tax basis in our ordinary shares generally will be the U.S. holder’s purchase price for such ordinary shares and that tax basis will be reduced (but not below zero) by the amount of any distributions on such ordinary shares that are treated as non-taxable returns of capital (as discussed under “—Distributions” above). Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss recognized by a U.S. holder will generally be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. holders.    A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of our ordinary shares unless:

•

the gain is “effectively connected” with such holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to U.S. taxation on a net income basis; or

•	such holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

A corporate non-U.S. holder that recognizes “effectively connected” gains may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Medicare tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of our ordinary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to income and gains in respect of an investment in our ordinary shares.

PFIC rules

We believe that our ordinary shares should not be treated as stock of a PFIC for the current year or the foreseeable future for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

In general, we will be a PFIC with respect to a U.S. holder if for any taxable year in which such holder held our ordinary shares:

•	at least 75% of our gross income for the taxable year is passive income, or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not received from a related person), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a PFIC, a U.S. holder that did not make a mark-to-market election, as described below, will be subject to special rules with respect to:

•	any gain realized on the sale or other disposition of such holder’s ordinary shares, and

•

any excess distribution made to such holder (generally, any distributions during a single taxable year that are greater than 125% of the average annual distributions received in respect of our ordinary shares during the three preceding taxable years or, if shorter, the holder’s holding period for our ordinary shares).

Under these special rules:

•	the gain or excess distribution will be allocated ratably over such holder’s holding period for our ordinary shares,

•

the amount allocated to the taxable year in which such holder realized the gain or excess distribution, and any taxable year prior to the first taxable year in which we were a PFIC, will be taxed as ordinary income, and

•

the amount allocated to each other year, with certain exceptions, will be taxed at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed in respect of the resulting tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

A U.S. holder who owns shares in a PFIC that are treated as marketable stock may make a mark-to-market election. If this election is made, the holder will not be subject to the PFIC rules described above. Instead, in general, the holder will include as ordinary income in each year that we are a PFIC the excess, if any, of the fair market value of the shares at the end of the taxable year over such holder’s adjusted tax basis in the shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The holder will also be allowed to take an ordinary loss in each year that we are a PFIC in respect of the excess, if any, of the adjusted basis of the shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The holder’s basis in the shares will be adjusted to reflect any such income or loss amounts. If a holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of our ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the amount of previously included income as a result of the mark-to-market election).

A U.S. holder’s ordinary shares will be treated as stock in a PFIC if we were a PFIC at any time during such holder’s holding period in our ordinary shares, even if we are not currently a PFIC. For purposes of this rule, a U.S. holder that makes a mark-to-market election with respect to such holder’s ordinary shares will be treated as having a new holding period in such ordinary shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

In addition, notwithstanding any election made with regard to our ordinary shares, dividends that a U.S. holder receives from us will not constitute qualified dividend income if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that a U.S. holder receives that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, subject to the discussion above, such holder must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for U.S. federal income tax purposes) in such holder’s gross income, and it will be subject to tax at rates applicable to ordinary income.

A U.S. holder that owns our ordinary shares during any year that we are a PFIC with respect to such holder will generally be required to file IRS Form 8621.

Information with respect to foreign financial assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of our ordinary shares.

Backup withholding and information reporting

For a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to such holder within the United States, and

•	the payment of proceeds to such holder from the sale of our ordinary shares effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments to a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the IRS that such holder has failed to report all interest and dividends required to be shown on such holder’s federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder is generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made outside the United States by Perrigo or another non-U.S. payor, and

•

other dividend payments and the payment of the proceeds from the sale of our ordinary shares effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that such holder is a U.S. person and the holder has furnished the payor or broker:

•	an IRS Form W-8BEN, IRS Form W-8BEN-E or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	the holder otherwise establishes an exemption.

Payment of the proceeds from the sale of our ordinary shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our ordinary shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establishes an exemption.

In addition, a sale of our ordinary shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, that in the aggregate hold more than 50% of the income or capital interests in such partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a U.S. person.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Irish tax considerations

Scope of discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of Perrigo ordinary shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of Perrigo ordinary shares. The summary applies only to shareholders who will own Perrigo ordinary shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds and shareholders who have, or who are deemed to have, acquired their Perrigo ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish tax on chargeable gains

Non-resident shareholders

The rate of tax on chargeable gains (where applicable) in Ireland is 33%. Perrigo shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their Perrigo ordinary shares.

Irish resident shareholders

Perrigo shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or shareholders that hold their shares in connection with a trade carried on by such persons through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish tax on chargeable gains arising on a disposal of their Perrigo ordinary shares.

A shareholder of Perrigo who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon disposal of their Perrigo ordinary shares.

Stamp duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

Irish stamp duty may, depending on the manner in which the shares in Perrigo are held, be payable in respect of transfers of Perrigo ordinary shares.

Shares held through DTC

A transfer of Perrigo ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most ordinary shares in Perrigo are expected to be held through DTC, it is anticipated that most transfers of ordinary shares will be exempt from Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC

A transfer of Perrigo ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Perrigo ordinary shares, it is strongly recommended that any person who wishes to acquire Perrigo ordinary shares acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

Withholding tax on dividends

Distributions made by Perrigo will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax (“DWT”) currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by Perrigo to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, Perrigo is responsible for withholding DWT prior to making such distribution.

General exemptions

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from Perrigo if such shareholder is beneficially entitled to the dividend and is either:

•

a person (not being a company) resident for tax purposes in a “relevant territory” (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of “relevant territories” for DWT purposes, please see Annex I to this prospectus supplement);

•	a company resident for tax purposes in a “relevant territory”, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a “relevant territory” and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a “relevant territory”;

•

a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above, Perrigo or, in respect of shares held through DTC, any qualifying intermediary appointed by Perrigo, has received from the shareholder, where required, the relevant Irish Revenue Commissioners DWT forms (the “DWT Forms”) prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the shareholder where required should furnish the relevant DWT Forms to:

•

its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC, or

•	Perrigo’s transfer agent at least seven business days before the record date for the dividend if its shares are held outside of DTC.

Links to the various DWT Forms are available at:

http://www.revenue.ie/en/tax/dwt/forms/index.html.

Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares held by U.S. resident shareholders

Dividends paid in respect of Perrigo ordinary shares that are owned by U.S. residents and held through DTC will not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Perrigo).

Dividends paid in respect of Perrigo ordinary shares that are held outside of DTC and are owned by residents of the U.S., will not be subject to DWT if such shareholders satisfy the conditions of one of the exemptions referred to above under the heading “—General exemptions,” including the requirement to furnish the appropriate and valid DWT Form and IRS Form 6166, to Perrigo’s transfer agent to confirm their U.S. residence at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders complete the appropriate Forms and provide them to Perrigo’s transfer agent as soon as possible after acquiring their shares.

If any shareholder that is resident in the U.S. receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Shares held by residents of “Relevant Territories” other than the U.S.

Shareholders who are residents of “relevant territories”, other than the U.S., must satisfy the conditions of one of the exemptions referred to above under the heading “—General exemptions”, including the requirement to furnish valid DWT Forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC, they must provide the appropriate DWT Forms to Perrigo’s transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders complete the appropriate DWT Forms and provide them to their brokers or Perrigo’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is resident in a “relevant territory” receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Shares held by residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their Perrigo ordinary shares.

Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC), or to Perrigo’s transfer agent at least seven business days before the record date for the dividend (in the case of shares held outside of DTC).

Shares held by other persons

Perrigo shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Dividends paid in respect of Perrigo ordinary shares that are owned by a partnership formed under the laws of a “relevant territory” and held through DTC will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Perrigo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If any partner is not a resident of a relevant territory, no partner is entitled to exemption from DWT.

Qualifying intermediary

Perrigo has put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of Perrigo that are held through DTC, which are referred to as the Deposited Securities. The agreement provides that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after Perrigo delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The qualifying intermediary is responsible for determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income tax on dividends paid on Perrigo ordinary shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies.

A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Perrigo. An exception to this position may apply where such shareholder holds Perrigo ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. An exception to this position may apply where the shareholder holds Perrigo ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by Perrigo discharges the liability to income tax.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or the universal social charge on dividends received from Perrigo. Credit should be available against this Irish tax for any DWT declared by Perrigo.

Capital acquisitions tax

Irish capital acquisitions tax (“CAT”) comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Perrigo ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Perrigo ordinary shares are regarded as property situated in Ireland as the share register of Perrigo must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Perrigo shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

Israeli income tax considerations

The following is a summary of the material Israeli tax consequences generally expected to be applicable to (i) Israeli residents who hold Perrigo ordinary shares listed for trading on the Tel Aviv Stock Exchange (the “TASE”); and (ii) non-residents of Israel who hold Perrigo ordinary shares listed for trading on the TASE, in each case who hold their ordinary shares as a capital asset within the meaning of Chapter E of the Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”) (generally, property held for investment) (each referred to herein as a “Shareholder Subject to Israeli Tax”). No ruling from the Israel Tax Authority has been or will be sought on the issues discussed herein.

The following summary is based upon Israeli tax law as currently in effect, and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. Further, this summary does not address all aspects of Israeli income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you do not hold your Perrigo ordinary shares as a capital asset or are otherwise subject to special treatment under Israeli income tax laws, including without limitation if you are a financial institution; a tax-exempt organization; a partnership or other pass-through entity (or an investor in such an entity); an insurance company; a mutual fund; or a dealer or broker in stocks and securities or currencies. Individual circumstances may differ and, therefore, you are advised to consult your own tax advisors as to the Israeli tax consequences applicable to you.

Capital gains

Israeli law imposes a capital gains tax on the sale of capital assets by Israeli residents and on the sale by non-residents of Israel of Israeli assets or assets that are deemed to be located in Israel. Shares traded on the TASE are generally deemed to be assets located in Israel for this purpose. Under the Ordinance, the sale of shares is deemed to be a sale of capital assets and, therefore, gives rise to a taxable event. Consequently, unless a specific exemption is available either under the Ordinance or a treaty for the avoidance of double taxation applicable to non-residents of Israel, the sale of Perrigo ordinary shares listed for trading on the TASE by a Shareholder Subject to Israeli Tax will be subject to tax in Israel.

Capital gain less inflationary amounts (“Real Capital Gains”) recognized by an individual Shareholder Subject to Israeli Tax who does not own, or has not owned at any time during the 12-month period preceding the sale of shares, directly or indirectly, 10% or more of shares of the company (such 10% or greater holder, a “Substantial Shareholder”), is generally subject to Israeli capital gains tax at the rate of 25%. This discussion does not address the tax consequences applicable to Substantial Shareholders (which are generally subject to Israeli capital gains tax at the rate of 30%), and Substantial Shareholders should consult their tax advisers as to the tax consequences of acquiring, holding and disposing of Perrigo ordinary shares listed for trading on the TASE. A corporate Shareholder Subject to Israeli Tax is generally subject to tax at the Israeli corporate tax rate, which is currently 26.5%.

Capital gains generated from the sale by a non-resident of Israel of Perrigo ordinary shares that are listed for trading on the TASE may be exempt from Israeli tax provided that, in general, both of the following conditions are met: (i) the seller of the shares does not have a permanent establishment in Israel to which the generated capital gain is attributed, and (ii) if the seller is a corporation, either (a) less than 25% of its means of control are held, directly or indirectly, by Israeli residents, or (b) the beneficial owners of 25% or more of its income or profits are not Israeli residents. In addition, the sale of the shares may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty.

The TASE member (banks and brokerage firms that carry out trading on the TASE on behalf of customers) is obligated, subject to the foregoing exemptions, to withhold Israeli tax on the Real Capital Gains resulting from a sale of Perrigo ordinary shares listed for trading on the TASE at the rate of 26.5% for a corporate shareholder and at the rate of 25% for an individual shareholder that is not a Substantial Shareholder. A non-resident of Israel may be exempted from such withholding provided that, in general, such person timely provided confirmation to the TASE member through which its shares are registered of its non-resident status and of its eligibility for such exemption.

A detailed Israeli income tax return must be filed, and an advance tax payment must be paid, by Israeli residents on January 31 and June 30 of each tax year with respect to sales of securities traded on the TASE effected within the previous six months, unless all tax due was withheld at source in accordance with applicable Israeli law. Capital gains are also reportable on an annual income tax return to be filed by Israeli residents.

Dividends

A dividend distribution will be subject to tax in Israel if (i) the recipient is an Israeli resident or (ii) if the company distributing the dividend is resident of Israel. Individuals are subject to tax on distributed dividends at the rate of 25% (30% if the dividend recipient is a Substantial Shareholder at the time of the distribution or at any time during the preceding 12-month period). Corporations are generally subject to tax on distributed dividends at the corporate tax rate of 26.5%.

The TASE member (i.e., bank, broker or other financial institution) through which the shares are registered is required to withhold the amount of such Israeli tax from the dividends payable to Israeli residents with respect to ordinary shares of Perrigo listed for trading on the TASE, at the rate of 26.5% for corporate shareholders and at the rate of 25% for individual shareholders that are not Substantial Shareholders. Non-Israeli residents will not be subject to withholding in Israel on dividend distributions with respect to ordinary shares of Perrigo listed for trading on the TASE, as Perrigo is not an Israeli company. Holders that are non-residents of Israeli may establish their eligibility for exemption from withholding in the same manner as with respect to capital gains, as described above.

THE ISRAELI TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

Certain ERISA considerations

The following discussion is a summary of certain considerations associated with the purchase of our ordinary shares by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, an “ERISA Plan”).

A fiduciary of an ERISA Plan considering investing assets of an employee benefit plan or other retirement plan, account or arrangement in our ordinary shares should consult its legal advisor about ERISA, Section 4975 of the Code and any applicable Similar Laws before making such an investment. Specifically, taking into account the facts and circumstances of ERISA Plan, the fiduciary should consider, among other matters whether the investment is appropriate under the terms of the ERISA Plan and the fiduciary standards of ERISA or other applicable Similar laws, including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. A prohibited transaction within the meaning of ERISA and the Code may result if our ordinary shares are acquired by an ERISA Plan to which we or an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many, such as a prohibited transaction class exemption (a “PTCE”) including, for example, PTCE 84-14 (for transactions determined by independent qualified professional asset managers), PTCE 90-1 (for insurance company pooled separate accounts), PTCE 91-38 (for bank collective investment funds), PTCE 95-60 (for insurance company general accounts) and PTCE 96-23 (for transactions managed by in-house asset managers). Upon purchasing the ordinary shares, an ERISA Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the ordinary shares is, if necessary, eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the ordinary shares will not constitute or result in a non-exempt prohibited transaction.

The regulations issued by the U.S. Department of Labor concerning the definition of what constitutes the assets of an employee benefit plan (the “plan asset regulations”) provide, as a general rule, that the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan purchases an “equity interest” will be deemed, for purposes of ERISA, to be assets of the investing plan unless any applicable exceptions applies. The plan asset regulations define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our ordinary shares should be treated as “equity interests” for purposes of the plan asset regulations. As a result, the investment by an ERISA Plan in our shares would subject our assets and operations to the regulatory restrictions of ERISA and the Code, including their prohibited transaction restrictions, unless an exception applies.

An exception under the plan asset regulations is available to an entity with a class of equity interests that are (a) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other); (b) freely transferable; and (c) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act. The ordinary shares being offered pursuant to this prospectus supplement are part of a class of shares that has been registered under section 12(g) of the Exchange Act, and we believe we have also met the other criteria to qualify for this exemption. We therefore believe that the ordinary shares constitute publicly offered securities within the meaning of the plan asset regulation of ERISA. We intend to take such steps as may be necessary to maintain the availability of this “publicly offered securities exception” to the plan asset regulations and thereby prevent our assets from being treated as assets of any investing plan.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our ordinary shares on behalf of, or with the assets of, any ERISA Plan, consult with their counsel regarding the matters described herein.

Underwriting (Conflicts of Interest)

We are offering the ordinary shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ordinary shares listed next to its name in the following table:

Name	Number of ordinary shares
J.P. Morgan Securities LLC	1,776,316
Barclays Capital Inc.	1,776,316
Merrill Lynch, Pierce, Fenner & Smith Incorporated	444,078
HSBC Securities (USA) Inc.	444,078
Wells Fargo Securities, LLC	444,078
Credit Suisse Securities (USA) LLC	236,842
Citigroup Global Markets Inc.	236,842
Mizuho Securities USA Inc.	133,224
Oppenheimer & Co. Inc.	133,224
Fifth Third Securities, Inc.	59,211
Piper Jaffray & Co.	59,211
PNC Capital Markets LLC	59,211
Santander Investment Securities Inc.	59,211
SMBC Nikko Securities America, Inc.	59,211
Total	5,921,053

The underwriters are committed to purchase all the ordinary shares offered by us if they purchase any ordinary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $2.964 per ordinary share. After the initial public offering of the ordinary shares, the offering price and other selling terms may be changed by the underwriters. Sales of ordinary shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 888,157 additional ordinary shares from us to cover sales of ordinary shares by the underwriters which exceed the number of ordinary shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any ordinary shares are purchased with this option, the underwriters will purchase ordinary shares in approximately the same proportion as shown in the table above. If any additional ordinary shares are purchased, the underwriters will offer the additional ordinary shares on the same terms as those on which the ordinary shares are being offered.

The underwriting fee is equal to the public offering price per ordinary share less the amount paid by the underwriters to us per ordinary share. The underwriting fee is $4.94 per ordinary share. The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	Without exercise of option	With full exercise of option
Per ordinary share	$4.94	$4.94
Total	$29,250,001	$33,637,497

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.3 million.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of ordinary shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing (other than the Non-Cash Consideration to be provided in connection with the Acquisition), or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 90 days after the date of this prospectus supplement, other than the ordinary shares to be sold hereunder and any ordinary shares issued upon the exercise of options granted under our existing 2008 Long-Term Incentive Plan, as amended and the 2013 Long-Term Incentive Plan, as amended. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless the Company would qualify under Rule 139 of the Securities Act and has “actively-traded securities” as defined in 17 CFR 242.101(c)(1).

Certain of our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares (including, without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares, in each case other than (A) transfers of ordinary shares as a bona fide gift or gifts, (B) distributions of ordinary shares to members or shareholders of the directors and executive officers and (C) the transfer of ordinary shares under an existing trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless the Company would qualify under Rule 139 of the Securities Act and has “actively-traded securities” as defined in 17 CFR 242.101(c)(1).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our ordinary shares are listed/quoted on the New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing ordinary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market compared to the price at which the underwriters may purchase ordinary shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ordinary shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our ordinary shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase our ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ordinary shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying base prospectus, registration statement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling restrictions

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of the ordinary shares in Israel may be made only in accordance with the Israel Securities Law-1968 (which requires, among other things, the filing of a prospectus in Israel).

The offering of the common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the common stock may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Certain relationships

Affiliates of certain of the underwriters are acting as arrangers and/or lenders under our Bridge Loan Facility, New Term Loan Facility and any other New Facilities described in “Summary—The related financing transactions.” J.P. Morgan Securities LLC and Barclays Bank PLC, an affiliate of Barclays Capital Inc., are acting as joint lead arrangers of the Bridge Loan Facility, the New Term Loan Facility and any other New Facilities; and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is expected to act as administrative agent under those facilities.

In addition, the Existing Term Loan Credit Agreement and/or the Existing Revolving Credit Agreement may be replaced in connection with the Acquisition, and outstanding amounts thereunder may be repaid, including with a portion of the net proceeds of this offering. Affiliates of certain of the underwriters, including JPMorgan Chase Bank, N.A., Barclays Bank PLC and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporation, are lenders under the Existing Term Loan Credit Agreement and/or Existing Revolving Credit Agreement and, accordingly, may receive a portion of the net proceeds of this offering.

The affiliates of the underwriters who are expected to act as lenders under the Bridge Loan Facility have agreed to provide us with interim bridge financing in an aggregate amount of up to €1.75 billion in the event this offering and/or certain other financing in connection with the Acquisition is not consummated.

J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as financial advisors to our company in connection with the Acquisition.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

RBS Citizens, N.A., a lender under our Existing Term Loan Credit Agreement, is a party to a relationship agreement with Oppenheimer & Co. Inc. and will receive a referral fee from Oppenheimer & Co. Inc. in connection therewith; however, such referral fee is not in addition to any underwriting fees paid by us to Oppenheimer & Co. Inc.

Conflicts of interest

Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and PNC Capital Markets LLC may each receive more than 5% of the net proceeds of this offering in connection with the repayment of our Existing Term Loan Credit Agreement. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because the ordinary shares have a bona fide public market, the appointment of a qualified independent underwriter is not necessary. J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Wells Fargo Securities, LLC and PNC Capital Markets LLC will not confirm sales of the ordinary shares to any account over which they exercise discretionary authority without the prior written approval of the customer.

Validity of securities

Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon certain matters of New York law with respect to this offering. A&L Goodbody will pass upon matters of Irish law with respect to the ordinary shares sold under this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, with respect to matters of New York law.

Experts

The consolidated financial statements of Perrigo Company plc appearing in Perrigo’s Annual Report (Form 10-K) for the year ended June 28, 2014 (including the schedule appearing therein), and the effectiveness of Perrigo’s internal control over financial reporting as of June 28, 2014 (excluding the internal control over financial reporting of Elan Corporation, plc), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Perrigo’s internal controls over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Elan Corporation, plc from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Omega Pharma Invest NV included in Exhibit 99.1 of Perrigo Company plc’s Current Report on Form 8-K filed on November 20, 2014 have been incorporated herein by reference in reliance on the report (which contains a qualification relating to the exclusion of comparative information, as discussed in note 2.1) of PricewaterhouseCoopers Reviseurs d’Entreprises scrl, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedule of Elan Corporation, plc as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, appearing in Perrigo Company plc’s Current Report on Form 8-K filed on August 15, 2014, have been incorporated by reference herein, in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Service of process and enforcement of liabilities

We have been advised by our Irish counsel, A&L Goodbody, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

It may be difficult for a securityholder to effect service of process within the U.S. or to enforce judgments obtained against us in U.S. courts. We have agreed that we may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Perrigo Company, a wholly-owned subsidiary of Perrigo Company plc, be our U.S. agent appointed for that purpose. Perrigo Company is located at 515 Eastern Avenue, Allegan, Michigan 49010. A judgment obtained against us in a U.S. court would be enforceable in the United States but could be executed upon only to the extent we have assets in the United States. An Irish court may impose civil liability on us or our directors or officers with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Irish law.

Annex I

List of Relevant Territories for DWT Purposes
1. Albania	37. Macedonia
2. Armenia	38. Malaysia
3. Australia	39. Malta
4. Austria	40. Mexico
5. Bahrain	41. Moldova
6. Belarus	42. Montenegro
7. Belgium	43. Morocco
8. Bosnia & Herzegovina	44. Netherlands
9. Botswana	45. New Zealand
10. Bulgaria	46. Norway
11. Canada	47. Pakistan
12. Chile	48. Panama
13. China	49. Poland
14. Croatia	50. Portugal
15. Cyprus	51. Qatar
16. Czech Republic	52. Romania
17. Denmark	53. Russia
18. Egypt	54. Saudi Arabia
19. Estonia	55. Serbia
20. Finland	56. Singapore
21. France	57. Slovak Republic
22. Georgia	58. Slovenia
23. Germany	59. South Africa
24. Greece	60. Spain
25. Hong Kong	61. Sweden
26. Hungary	62. Switzerland
27. Iceland	63. Thailand
28. India	64. Turkey
29. Israel	65. Ukraine
30. Italy	66. United Arab Emirates
31. Japan	67. United Kingdom
32. Korea	68. United States of America
33. Kuwait	69. Uzbekistan
34. Latvia	70. Vietnam
35. Lithuania	71. Zambia
36. Luxembourg

A-I

PROSPECTUS

Perrigo Company plc

Perrigo Finance plc

Debt Securities

Ordinary Shares

Preferred Shares

Guarantees of Debt Securities

Perrigo Company plc may from time to time issue debt securities, including convertible debt securities, ordinary shares, par value €0.001 per share, and preferred shares, par value $0.0001 per share, including convertible preferred shares, described in this prospectus in one or more offerings and may guarantee debt securities issued by Perrigo Finance plc under this prospectus. Perrigo Finance plc, a finance subsidiary of Perrigo Company plc, may issue from time to time debt securities described in this prospectus and may guarantee debt securities, including convertible debt securities, issued by Perrigo Company plc under this prospectus. The accompanying prospectus supplement will specify the terms of the securities. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement before you make your investment decision. Perrigo Company plc’s ordinary shares are listed and traded on the New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO.”

We may sell these securities to or through underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis or through any other means described in this prospectus under “Plan of Distribution” and in supplements to this prospectus in connection with a particular offering of securities.

This prospectus describes some of the general terms that may apply to the securities and the general manner in which they may be offered. The specific terms of the securities and the specific manner in which they may be offered, including the names of any underwriters, dealers or agents, will be described in the applicable supplement to this prospectus.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus. In addition, you should carefully consider the risk factors on page 2 of this prospectus and in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act,” in the case of Perrigo Company plc, and a wholly-owned subsidiary of a well-known seasoned issuer, in the case of Perrigo Finance plc, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. No limit exists on the aggregate amount of securities we may sell pursuant to the registration statement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects or other information concerning us may have changed since that date.

In this prospectus, unless otherwise indicated or unless the context otherwise requires, “Perrigo,” “the Company,” “we,” “us,” “our” and similar terms refer to Perrigo Company plc (formerly known as Perrigo Company Limited, and prior thereto, Blisfont Limited), a public limited company incorporated under the laws of Ireland, and its consolidated subsidiaries, including Perrigo Finance plc (formerly known as Elan Finance plc).

PERRIGO COMPANY PLC

We develop, manufacture and distribute over-the-counter (“OTC”) and generic prescription (“Rx”) pharmaceuticals, nutritional products and active pharmaceutical ingredients (“API”), and have a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). We are the world’s largest manufacturer of OTC healthcare products for the store brand market. Our mission is to offer uncompromised “Quality Affordable Healthcare Products®,” and we do so across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

We have five reportable segments, aligned primarily by type of product: Consumer Healthcare, Nutritionals, Rx Pharmaceuticals, API and Specialty Sciences. In conjunction with the acquisition of Elan, we expanded our operating segments to include the Specialty Sciences segment, which is comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). In addition, we have an Other category that consists of the Israel Pharmaceutical and Diagnostic Products operating segment, which does not individually meet the quantitative thresholds required to be a separately reportable segment. This segment structure is consistent with the way our management makes operating decisions, allocates resources and manages the growth and profitability of our business.

Perrigo Company plc was incorporated under the laws of Ireland on June 28, 2013, and became the successor registrant of Perrigo Company on December 18, 2013 in connection with the consummation of the acquisition of Elan Corporation, plc (“Elan”). Our principal executive offices are located at the Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, and our administrative offices are located at 515 Eastern Avenue, Allegan, MI. Our telephone number is +353 1 7094000. Our website address is www.perrigo.com, where we make available free of charge our reports on Forms 10-K, 10-Q and 8-K, including any amendments to these reports, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on our website is not incorporated by reference in and does not constitute part of this prospectus. These filings are also available to the public at www.sec.gov.

PERRIGO FINANCE PLC

Perrigo Finance plc was incorporated under the laws of Ireland on October 19, 2004, and was formerly known as Elan Finance plc until it changed its name on November 4, 2014. Perrigo Finance plc is a finance subsidiary of Perrigo Company plc whose primary purpose is to finance the business operations of Perrigo Company plc and its subsidiaries.

RISK FACTORS

Before deciding to invest in our securities, you should carefully consider the risk factors and forward-looking statements described in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended June 28, 2014 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2014 (which is incorporated by reference herein). In addition, you should carefully consider the risk factors and other information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus or in any accompanying prospectus supplement, before deciding to invest in any of our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so-called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. One should carefully evaluate these forward-looking statements in light of factors, including risk factors, described under “Risk Factors” above and in any applicable prospectus supplement and in the documents incorporated by reference herein or in any prospectus supplement in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in the filings that will be incorporated by reference herein as described below under “Where You Can Find More Information” and in any prospectus supplement hereto.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

Three Months Ended September 27,	Fiscal Years
2014	2014	2013	2012	2011	2010
4.8x	3.3x	8.7x	8.1x	9.8x	9.7x

For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes plus fixed charges, and (2) fixed charges consist of interest expense on indebtedness, amortization of deferred financing fees and an interest component related to rent expense.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, we plan to add the net proceeds we receive from sales of the securities offered by this prospectus to our general funds and to use the funds for general corporate purposes. These could include capital expenditures; the repayment of debt; investment in subsidiaries; additions to working capital; the repurchase, redemption or retirement of securities; acquisitions and other business opportunities. We will provide additional information about the use of net proceeds from the sale of our securities that we may offer from time to time pursuant to this prospectus in the applicable prospectus supplement relating to a particular offering.

EXCHANGE RATES

The following tables show, for the periods indicated, the exchange rate between the U.S. dollar and the Euro. This information is provided solely for your information, and we do not represent that Euros could be converted into U.S. dollars at these rates or at any other rate, during the periods indicated or at any other time. These rates are not the rates used by us in the preparation of our consolidated financial statements included or incorporated by in this prospectus.

As used in this prospectus, the term “Noon Buying Rate” refers to the rate of exchange for Euros, expressed in U.S. dollars per Euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The Noon Buying Rate certified by the New York Federal Reserve Bank for the Euro on November 14, 2014 was $1.2494 = €1.00. The following tables describe, for the periods and dates indicated, information concerning the Noon Buying Rate for the Euro. Amounts are expressed in U.S. dollars per €1.00.

	U.S. dollar per Euro 1.00
	High	Low	Period Average(1)	Period End
Fiscal Year Ended
June 28, 2014	1.3927	1.2774	1.3571	1.3631
June 29, 2013	1.3692	1.2062	1.2935	1.3010
June 30, 2012	1.4523	1.2364	1.3406	1.2668
June 25, 2011	1.4875	1.2187	1.3628	1.4189
June 26, 2010	1.5100	1.1959	1.3923	1.2332

Three Months Ended September 27,
2014	1.3690	1.2686	1.3276	1.2686

Month
May 2014	1.3924	1.3596	1.3739	1.3640
June 2014	1.3690	1.3522	1.3595	1.3690
July 2014	1.3681	1.3375	1.3533	1.3390
August 2014	1.3436	1.3150	1.3315	1.3150
September 2014	1.3136	1.2628	1.2889	1.2628
October 2014	1.2812	1.2517	1.2677	1.2530
November 2014 (data as of November 14, 2014)	1.2554	1.2414	1.2468	1.2494

(1)	The average of the Noon Buying Rates on each day of the relevant period.

DESCRIPTION OF SECURITIES

Perrigo Company plc may issue from time to time, in one or more offerings, debt securities, including convertible debt securities, ordinary shares, par value €0.001 per share, and preferred shares, par value $0.0001 per share, including convertible preferred shares, and it may guarantee debt securities issued by Perrigo Finance plc under this prospectus. Perrigo Finance plc may issue from time to time, in one or more offerings, debt securities, and it may guarantee debt securities, including convertible debt securities, issued by Perrigo Company plc under this prospectus.

Perrigo Company plc’s ability to issue preferred shares is limited so long as its ordinary shares are listed on the Tel Aviv Stock Exchange. We will set forth in the applicable prospectus supplement a description of debt securities, including convertible debt securities, ordinary shares and preferred shares, including convertible preferred shares, which may be offered under this prospectus. The terms of the offering of debt securities, including convertible debt securities, guarantees, ordinary shares and preferred shares, including convertible preferred shares, the initial issue price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

DESCRIPTION OF ORDINARY SHARES

The following description of Perrigo’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts 1963 – 2013 (the “Companies Acts”) and the complete text of Perrigo’s memorandum and articles of association, included as exhibits to our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, which is incorporated by reference in this prospectus supplement. You should read those laws and documents carefully.

Capital Structure

Authorized Share Capital

Our authorized share capital of Perrigo is €10,000,000 and $1,000, divided into 10,000,000,000 ordinary shares of €0.001 each and 10,000,000 preferred shares of $0.0001 each.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of a company’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Perrigo may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may authorize the issuance of new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of Perrigo authorize the board of directors of Perrigo to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association.

The rights and restrictions to which the ordinary shares will be subject are prescribed in Perrigo’s articles of association. Perrigo’s articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the preferred shares issued by Perrigo, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Perrigo’s articles of association do not provide for the issuance of fractional shares of Perrigo, and the official Irish register of Perrigo does not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Perrigo would result in any Perrigo shareholder becoming entitled to fractions of a share, the Perrigo board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of the sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale, the Board may authorize any person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Preemption Rights, Share Warrants and Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, in December 2013, Perrigo opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of Perrigo cast at a general meeting (referred to under Irish law as a “special resolution”), Perrigo’s articles of association provide that this opt-out must be so renewed every five years. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Perrigo on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The memorandum and articles of association of Perrigo provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Perrigo is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Perrigo is subject to the rules of The New York Stock Exchange and the Code that require shareholder approval of certain equity plan and share issuances. Perrigo’s board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the Elan acquisition, Perrigo assumed Perrigo Company Limited’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Perrigo are equal to, or in excess of, the aggregate of Perrigo’s called up share capital plus undistributable reserves and the distribution does not reduce Perrigo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Perrigo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Perrigo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Perrigo has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Perrigo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts that give a “true and fair view” of Perrigo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Perrigo’s memorandum and articles of association authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Perrigo shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of ordinary shares of Perrigo will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Perrigo.

The directors of Perrigo may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Perrigo in relation to the shares of Perrigo.

The directors may also authorize Perrigo to issue shares with preferred rights to participate in dividends declared by Perrigo. The holders of preferred shares may, depending on their terms, rank senior to the Perrigo ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Irish Tax Considerations—Withholding Tax on Dividends.”

Share Repurchases, Redemptions and Conversions

Overview

Perrigo’s memorandum and articles of association provide that any ordinary share which Perrigo has agreed to acquire shall be deemed to be a redeemable share, unless the Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Perrigo will technically be effected as a redemption of those shares as described below under “—Share Repurchases, Redemptions and Conversions—Repurchases and Redemptions by Perrigo.” If the articles of association of Perrigo did not contain such provision, all repurchases by Perrigo would be subject to many of the same rules that apply to purchases of Perrigo ordinary shares by subsidiaries described below under “—Share Repurchases, Redemptions and Conversions—Purchases by Subsidiaries of Perrigo” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Neither Irish law nor any constituent document of Perrigo places limitations on the right of nonresident or foreign owners to vote or hold Perrigo ordinary shares. Except where otherwise noted, references elsewhere in this prospectus supplement to repurchasing or buying back ordinary shares of Perrigo refer to the redemption of ordinary shares by Perrigo or the purchase of ordinary shares of Perrigo by a subsidiary of Perrigo, in each case in accordance with the Perrigo memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by Perrigo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Perrigo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Perrigo. All redeemable shares must also be fully-paid, and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of Perrigo’s articles described above, shareholder approval will not be required to redeem Perrigo ordinary shares.

Perrigo may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Perrigo’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Perrigo at any time must not exceed 10% of the nominal value of the issued share capital of Perrigo. Perrigo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Perrigo or re-issued subject to certain conditions.

Purchases by Subsidiaries of Perrigo

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of Perrigo either on-market or off-market. For a subsidiary of Perrigo to make on-market purchases of Perrigo ordinary shares, the shareholders of Perrigo must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Perrigo ordinary shares is required. For an off-market purchase by a subsidiary of Perrigo, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Perrigo.

In order for a subsidiary of Perrigo to make an on-market purchase of Perrigo’s ordinary shares, such ordinary shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the ordinary shares of Perrigo are listed, is specified as a recognized stock exchange for this purpose by Irish company law. The Tel Aviv Stock Exchange, on which the ordinary shares of Perrigo are also listed, is not a recognized stock exchange for the purposes of Irish company law.

The number of ordinary shares in Perrigo held by the subsidiaries of Perrigo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Perrigo. While a subsidiary holds ordinary shares of Perrigo, it cannot exercise any voting rights in respect of those ordinary shares. The acquisition of the ordinary shares of Perrigo by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Ordinary Shares, Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Perrigo’s articles of association provide that Perrigo will have a first and paramount lien on every ordinary share for all moneys payable, whether presently due or not, payable in respect of such Perrigo ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any ordinary shares to be paid, and if payment is not made, the ordinary shares may be forfeited. These provisions are standard in the articles of association of an Irish company limited by ordinary shares such as Perrigo and will only be applicable to ordinary shares of Perrigo that have not been fully paid up.

Consolidation and Division; Subdivision

Under its articles of association, Perrigo may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital

Perrigo may, by ordinary resolution, reduce its authorized share capital in any way. Perrigo also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

Perrigo is required to hold an annual general meeting at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Perrigo’s fiscal year-end.

Notice of an annual general meeting must be given to all Perrigo shareholders and to the auditors of Perrigo. The articles of association of Perrigo provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of Perrigo may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Perrigo carrying voting rights or (iii) on requisition of Perrigo’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all Perrigo shareholders and to the auditors of Perrigo. Under Irish law and Perrigo’s articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of Perrigo, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Perrigo board of directors has 21 days to convene a meeting of Perrigo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Perrigo’s receipt of the requisition notice.

If the board of directors becomes aware that the net assets of Perrigo are not greater than half of the amount of Perrigo’s called-up share capital, the directors of Perrigo must convene an extraordinary general meeting of Perrigo shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The articles of association of Perrigo provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be one or more persons holding or representing by proxy more than 50% of the total issued voting rights of Perrigo ordinary shares.

Voting

Perrigo’s articles of association provide that except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of Perrigo, all resolutions put to the shareholders will be decided on a poll.

In accordance with the articles of association of Perrigo, the directors of Perrigo may from time to time authorize Perrigo to issue preferred shares. These preferred shares may have a vote for each such share. Treasury shares or shares of Perrigo that are held by subsidiaries of Perrigo will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of Perrigo;

•	amending the articles of association of Perrigo;

•	approving a change of name of Perrigo;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares for cash;

•	re-registration of Perrigo from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of own shares off-market;

•	reduction of issued share capital;

•	sanctioning a compromise/Scheme of Arrangement;

•	resolving that Perrigo be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the Perrigo articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of Perrigo must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

The provisions of the articles of association of Perrigo relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Perrigo and any act of the Irish Government which alters the memorandum of Perrigo; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Perrigo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Perrigo; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Perrigo which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Perrigo will also have the right to inspect all books, records and vouchers of Perrigo. The auditors’ report must be circulated to the shareholders with Perrigo’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at Perrigo’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved Scheme of Arrangement under the Companies Acts. A Scheme of Arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party for all of the shares of Perrigo. Where the holders of 80% or more of Perrigo’s ordinary shares have accepted an offer for their shares in Perrigo, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Perrigo were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•	it is also possible for Perrigo to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution and by the Irish courts. If Perrigo is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to Perrigo shareholders is not all in the form of cash, Perrigo shareholders may be entitled to require their shares to be acquired at fair value for cash.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Perrigo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, Perrigo shareholders must notify Perrigo if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of Perrigo; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of Perrigo ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Perrigo, the shareholder must notify Perrigo of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Perrigo (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. Perrigo must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Perrigo ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, Perrigo, under the Companies Acts, may, by notice in writing, require a person whom Perrigo knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Perrigo’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of Perrigo, to provide additional information, including the person’s own past or present interests in shares of Perrigo. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Perrigo may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Perrigo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event Perrigo is in an offer period pursuant to the Takeover Rules (as defined below), accelerated disclosure provisions apply for persons holding an interest in Perrigo securities of 1% or more.

Anti-Takeover Provisions

Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of Perrigo will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules 2013 (the “Takeover Rules”) made thereunder and will be regulated by the panel (the “Panel”) pursuant to the Takeover Panel Act. The “General Principles” of the Takeover Rules and certain important aspects of the Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in Perrigo may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Perrigo at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Perrigo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Perrigo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of Perrigo, the offer price must be no less than the highest price paid for Perrigo ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of Perrigo (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Perrigo or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Perrigo ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Perrigo in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between

15% and 30% of the voting rights of Perrigo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Perrigo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Perrigo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Takeover Rules, the Perrigo board of directors is not permitted to take any action which might frustrate an offer for the shares of Perrigo once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by Perrigo’s shareholders at a general meeting; or

•	the Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	Perrigo shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Perrigo memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “—Preemption Rights, Share Warrants and Options,” “—Disclosure of Interests in Shares.”

Corporate Governance

The articles of association of Perrigo allocate authority over the day-to-day management of Perrigo to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Perrigo. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transactions of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of Perrigo is Perrigo Company plc. Perrigo was incorporated in Ireland on June 28, 2013 as a private limited company, under the name Blisfont Limited (registration number 529592) and changed its name to Perrigo Company plc on July 30, 2013. Perrigo’s fiscal year is a 52-week or 53-week period, which ends the Saturday on or about June 30. Perrigo’s registered address is Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

Appointment of Directors

Perrigo’s articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and/or (b) any resolution passed increasing the number of directors) the number of directors will be not less than two and not more than eleven.

At each annual general meeting of Perrigo, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

•	by the affirmative vote of two-thirds of the board of Perrigo;

•	with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

•	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo and who make such nomination in the written requisition of the extraordinary general meeting; or

•	by holders of any class or series of shares in Perrigo then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

•	by shareholders by majority of votes cast at the annual general meeting in each year or at any extraordinary general meeting called for the purpose, except that, if resolutions are passed in respect of the election of directors which would result in the maximum number of directors being exceeded, then those directors, in such number as exceeds such maximum number, receiving at that meeting the lowest number of votes will not be elected;

•	by the board in accordance with the articles of association; or

•	so long as there is in office a sufficient number of directors to constitute a quorum of the board, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Removal of Directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Perrigo in respect of his removal.

The board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any maximum number of directors so fixed. Perrigo may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the articles, the company in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles of association.

Duration; Dissolution; Rights upon Liquidation

Perrigo’s duration will be unlimited. Perrigo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. Perrigo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Perrigo has failed to file certain returns.

The rights of the shareholders to a return of Perrigo’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in Perrigo’s articles of association and may be further prescribed in the terms of any preferred shares issued by the directors of Perrigo from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Perrigo. The memorandum and articles of association provide that, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Perrigo’s articles of association provide that the shareholders of Perrigo are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

Uncertificated Shares

Holders of ordinary shares of Perrigo will have the right upon request to require Perrigo to issue certificates for their shares. Subject to any such requests, Perrigo intends only to issue uncertificated ordinary shares.

No Sinking Fund

The Perrigo ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transactions will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for Perrigo will maintain the share register, registration in which will be determinative of membership in Perrigo. A shareholder of Perrigo who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Perrigo’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Perrigo’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Perrigo’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of Perrigo ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Perrigo’s articles of association allow Perrigo, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Perrigo is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the Perrigo ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Perrigo ordinary shares has been paid unless one or both of such parties is otherwise notified by Perrigo.

Perrigo’s memorandum and articles of association, as they will be in effect as of the effective time of the acquisition, delegate to Perrigo’s secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Perrigo ordinary shares occurring through normal electronic systems, Perrigo regularly produces any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Perrigo notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Perrigo for this purpose) or request that Perrigo execute an instrument of transfer on behalf of the transferring party in a form determined by Perrigo. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Perrigo’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Perrigo’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you intend to hold securities in street name, you should check with the institution through which you will hold your securities to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of securities, i.e., those who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold securities in that manner or because we issued the securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities only, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution or clearing system, or their nominee, that we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository. The Depository Trust Company, New York, New York, known as DTC, may be a depository for one or more series of securities. For information regarding DTC, see “—Considerations Relating to DTC”.

Any person wishing to own a security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your securities only in the form of global securities.

Special Investor Considerations for Global Securities. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of securities and instead will deal only with the depository that holds the global security.

You should be aware that if securities are issued only in the form of global securities:

•	You cannot have securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities. See “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

•	The depository’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

•	Financial institutions that participate in the depositary’s book-entry system and through which investors hold their interests in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

•	The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

Special Situations When a Global Security will be Terminated. In a few special situations described below, the trustee will terminate the global security and will exchange interests in it for separate certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the securities in the subsections entitled “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

•	When we notify the trustee that we wish to terminate the global security, or

•	When an event of default on the securities has occurred and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Considerations Relating to DTC. DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Commission.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the trustee, after we deposit funds with the trustee for that purpose, to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate for them to offer and sell to the public;

•	to or through dealers or agents; and

•	directly to investors.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal on a firm commitment basis for resale to the public. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

Any underwriter or agent involved in the offer and sale of any securities will be named in the applicable prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Each issuance of securities (other than any add-on issuance) will be a new issue, and there will be no established trading market for any security prior to its original issue date, other than the ordinary shares, which are listed on the New York Stock Exchange. We may, but are not required to, list a particular issuance of securities on a securities exchange or arrange for admission of a particular issuance of securities on an automated quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because these underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses and for which they will receive customary compensation.

VALIDITY OF SECURITIES

Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon matters of New York law with respect to securities sold under this prospectus. A&L Goodbody will pass upon matters of Irish law with respect to securities sold under this prospectus. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Perrigo Company plc appearing in Perrigo’s Annual Report (Form 10-K) for the year ended June 28, 2014 (including the schedule appearing therein), and the effectiveness of Perrigo’s internal control over financial reporting as of June 28, 2014 (excluding the internal control over financial reporting of Elan Corporation, plc), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Perrigo’s internal controls over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Elan Corporation, plc from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Omega Pharma Invest NV included in Exhibit 99.1 of Perrigo Company plc’s Current Report on Form 8-K filed on November 20, 2014 have been incorporated herein by reference in reliance on the report (which contains a qualification relating to the exclusion of comparative information, as discussed in note 2.1) of PricewaterhouseCoopers Reviseurs d’Entreprises scrl, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedule of Elan Corporation, plc as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, appearing in Perrigo Company plc’s Current Report on Form 8-K filed on August 15, 2014, have been incorporated by reference herein, in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet website, www.sec.gov, or at the office of the New York Stock Exchange, on which our ordinary shares are listed. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000 or visit the New York Stock Exchange website, www.nyse.com. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, +353-1-7094000; or at our Internet website, www.perrigo.com. Information contained on our website is not incorporated by reference in and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference in the registration statement by the filing of a Current Report on Form 8-K, Form 10-Q, Form 10-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website as listed above.

The following documents filed with the SEC (File No. 001-36353 and File No. 333-190859) pursuant to the Exchange Act are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended June 28, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended September 27, 2014;

•	Current Reports on Form 8-K (not including portions thereof furnished under Item 2.02 or Item 7.01 and exhibits related thereto) filed on December 19, 2013 (Film No.: 131287596), August 15, 2014 (except for the information filed pursuant to Item 9.01(b) and the filed exhibits relating to this information), November 6, 2014, November 12, 2014, November 12, 2014, November 20, 2014, November 20, 2014 and November 20, 2014; and

•	Proxy Statement on Schedule 14A filed on October 1, 2014.

Also, all documents filed by us with the SEC under File No. 001-36353 and File No. 333-190859 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus and prior to termination of the offering to which this prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, copies of any document incorporated by reference into this prospectus, excluding exhibits other than those exhibits that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Perrigo Company plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

+353-1-7094000

Information on our website is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference in this prospectus.

5,921,053 Ordinary Shares

Perrigo Company plc

Joint book-running managers

J.P. Morgan	Barclays
BofA Merrill Lynch

Co-managers

HSBC	Wells Fargo Securities

Credit Suisse	Citigroup	Mizuho Securities	Oppenheimer & Co.

Fifth Third Securities	Piper Jaffray	PNC Capital Markets LLC	Santander	SMBC Nikko